UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ENGELHARD CORPORATION
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101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

BARRY W. PERRY
Chairman and Chief
Executive Officer

May 12, 2006

Dear Shareholder:

        You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Engelhard Corporation (the “Company”), which will be held at 10:00 a.m., Eastern Daylight Savings Time, on June 2, 2006 at the North Maple Inn at Basking Ridge, 300 North Maple Avenue, Basking Ridge, NJ 07920. The enclosed Notice and Proxy Statement contain information about matters to be considered at the Annual Meeting.

        This Annual Meeting is of particular importance. As you know, BASF, through a wholly owned subsidiary, made an unsolicited tender offer to acquire all of the outstanding shares of Engelhard common stock for $37 per share in cash and subsequently increased its offer to $38 per share. Your Board’s unanimous view is that BASF’s $38 offer is inadequate and not in the best interests of Engelhard shareholders in that it does not adequately recognize the Company’s current performance or future prospects.

The Recapitalization Plan

        Following BASF’s unsolicited offer, the Board, with the assistance of its independent advisors, reviewed a broad range of strategic alternatives to maximize shareholder value. As a result of this review, the Board has unanimously approved a recapitalization plan comprised of a $45 per share cash self-tender offer for up to 26 million shares (approximately 20% of the Company’s outstanding shares including shares underlying exercisable options), continued execution of the Company’s business strategy and incremental cost savings the Company expects will deliver $15 million annually beginning in 2007 (collectively, the “Recapitalization Plan”). The Company commenced the $45 per share self-tender offer on May 5, 2006. The Offer will expire on June 5, 2006 unless earlier terminated or extended pursuant to its terms.

        The Board strongly believes that the Recapitalization Plan represents the best value-creation alternative and is in the best interests of Engelhard shareholders for a number of reasons, including:

        • Superior Value Versus BASF’s $38 Per Share Offer — Our Board believes that its $45 per share self-tender offer; the expected $15 million in incremental annual cost savings; and the Company’s continued ability to capitalize on its attractive growth opportunities and business strategy will deliver greater value to its shareholders than BASF’s $38 per share offer.

        • Accretion to Earnings and Earnings Growth — The purchase of shares pursuant to the Recapitalization Plan represents an attractive investment for the Company, and the Recapitalization Plan is expected to be accretive to earnings per share (EPS) by approximately six cents in 2007 and accretive to EPS growth.

        • Expected Strong Price-to-Earnings Multiple — BASF launched its hostile offer when Engelhard’s stock was trading at a forward price-to-earnings (P/E) multiple that was meaningfully lower than the historical relationship that prevailed for several years to that of key industry peers (Johnson Matthey and Umicore). The forward P/E multiple of the Company immediately prior to the unsolicited offer from BASF was 29.1% below that of Johnson Matthey. This compares to an average discount to Johnson Matthey of 10.7%, 1.6% and 8.5% in 2005, 2004 and 2003, respectively, and an average discount of 6.9% for the overall period of 2003 through and including 2005. Immediately prior to the unsolicited offer from BASF, the Company’s forward P/E was 11.3% below that of Umicore, which compares to an average premium to Umicore of 6.8%, 30.7% and 20.3% in 2005, 2004 and 2003, respectively, and an average premium of 19.3% for the overall period of 2003 through and including 2005. In addition, since the time of BASF’s hostile offer in early January, 2006, forward P/E multiples for Engelhard’s industry peers overall (Johnson Matthey, Umicore and eight U.S. publicly traded mid to large capitalization specialty chemical companies) have generally increased.  An analysis of

2007 P/E multiples for these industry peers of the Company shows that current 2007 P/E multiples are on average 1.5x or 11.5% higher, with P/E multiples for 9 of 10 of these peers having increased.  While this increase could be related to other factors, such as increased acquisition speculation in the industry in general following BASF’s offer for the Company, we believe that to be unlikely given the number and diversity of the companies in this peer group. We believe that absent the BASF offer, our forward P/E multiple should reflect a relationship to key industry peers more in line with historical levels, and should benefit from (a) the strength of Engelhard’s earnings performance in recent quarters, (b) the expected robust and sustained earnings growth for the years ahead, and (c) the general rise in industry multiples since BASF commenced its hostile offer.

        • Meaningful Liquidity at an Attractive Price of $45 Per Share — The Recapitalization Plan provides shareholders with a substantial liquidity opportunity for some of their shares at the attractive price of $45 per share, while preserving shareholders’ ability to realize the Company’s outstanding future growth potential through appreciation of the market price of the stock or a future sale of the Company.

        • Continuing Investment-Grade Credit Profile — The Company’s financing of the $45 per share self-tender offer should not interfere with our ability to maintain the financial capability needed to execute our strategic business plan and realize our growth opportunities. Implementation of the Recapitalization Plan is expected to result in continuance of investment-grade credit ratings for the Company.

        The terms of the Recapitalization Plan are described in the enclosed Proxy Statement under the caption “Summary of the Recapitalization Plan,” and a description of the reasons for the Recapitalization Plan is contained under the caption “Reasons for the Recapitalization Plan.”

Expansion of Engelhard’s Board

        BASF—the very same party which has made the $38 per share offer which your Board has determined is inadequate—has previously stated that if we do not decide to sell the Company “expeditiously” or if BASF on its own “concludes that [our] exploration of strategic alternatives is not being conducted in the best interests of the Company’s shareholders,” then BASF intends to solicit written consents from our shareholders to amend our bylaws to increase the size of the Board and fill the newly-created vacancies with hand-picked, BASF nominees. BASF has the ability to continue threatening, and to make, such a consent solicitation regardless of whether their director nominees lose the vote at the Annual Meeting. Furthermore, BASF can continue its consent solicitation for as long as it chooses—there is no date by which the solicitation must end.

        In order to be able to successfully execute on our strategic business plan, which we expect to deliver significant growth and value to you, our shareholders, we cannot afford the distraction resulting from either a lengthy consent solicitation for majority control of the Board or the threat that one could occur at any time. Our Board and management, as well as other important resources of the Company, would be diverted to focusing on a consent solicitation battle of potentially indefinite duration throughout a critical period for the execution of our strategic business plan. To avoid this potential obstacle to realizing the anticipated benefits of this part of the Recapitalization Plan, the Board will increase the number of Board members at the Annual Meeting from six to nine members and ask you vote to fill these additional director seats with the Board’s nominees.

        Accordingly, the Board recommends that at the Annual Meeting you elect the five Board nominees described in the enclosed Proxy Statement, namely the three directors nominated to fill the newly-created vacancies (who will be spread among our three Classes of directors) and the two incumbent Class I Directors whose terms expire at the Annual Meeting. As a result, the Board will be giving you, our shareholders, the ability to elect a majority of the newly-enlarged Board (five directors out of nine) at the Annual Meeting without the need for, and distraction resulting from, the threatened BASF consent solicitation.

        BASF has nominated five individuals for election to the Board at the Annual Meeting, namely the two individuals BASF has previously nominated and three additional individuals whom BASF nominated on May 1, 2006 after we announced the Board size would be increased at the Annual Meeting. If BASF is successful, its nominees will control the Engelhard Board, and we would expect them to enable BASF’s inadequate $38 per share offer.

ii

        If Engelhard’s five director nominees are elected, the effect will be, among other things, to enable the Company to pursue our strategic business plan for two years without the distraction of having to defend against a consent solicitation by BASF that seeks or threatens to change a majority of the board to support its inadequate hostile tender offer. We strongly believe this outcome is important for successful implementation of the Recapitalization Plan, including its strategic business plan, and, consequently, the Company’s ability to create value for shareholders.

        The increase in the size of the Board affords both the Company and BASF a fair opportunity to present their cases to you and for you to ultimately decide which path will serve your best interests. If you believe, as we do, that the Recapitalization Plan will provide a greater value-creation opportunity than BASF’s offer, you should support all five of the Board nominees. We believe that the choice is easy and that the path forward to greater value is clear.

        The Board also notes that, as it has previously said, it is and has been committed to maximizing the value of Engelhard for the benefit of our shareholders. This is not a fight for independence. It is a fight for our shareholders to get fair value for their shares. The Board urges you to send BASF a message by voting for Engelhard’s Board nominees: “BASF, we will not sell to you at an inadequate price.”

Recommendation to Shareholders

        Accordingly, the Board unanimously recommends that you vote “FOR” the five Engelhard director nominees. We also strongly advise you not to split your votes between the Board’s nominees and BASF’s nominees. The attendant distraction and leadership uncertainty that would naturally result from having a minority of BASF nominees elected would, in the Board’s view, gravely undermine the execution of our strategic business plan and the expected values to be derived therefrom. Therefore, we urge you NOT to vote for any nominees of BASF.

How to Vote

        Whether or not you plan to attend, we urge you to complete, sign and return the enclosed BLUE proxy card so that your shares will be represented and voted at the Annual Meeting. If a brokerage firm, bank or other institution holds your shares of common stock for you, only they can vote your shares and then only upon receipt of your instructions on how they should vote your shares. It is important that you contact the person responsible for your account promptly and give them your instructions on how to vote your shares. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

        The Board urges you NOT to sign or return any proxy card sent to you by BASF. Only your latest dated, signed proxy card will be counted, and any BASF proxy card you sign for any reason could invalidate previous proxy cards sent by you to support the Engelhard Board. You are legally entitled to change your vote. If you have previously signed a BASF proxy card, the Board urges you to sign, date and promptly mail the enclosed proxy card, which will revoke any earlier dated proxy card that you signed. The best way for you to support the Board is to vote “FOR” all five of the Engelhard director nominees.

        On behalf of everyone at Engelhard, we thank you for your continued support. We remain committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”) at 105 Madison Avenue, New York, NY 10016, (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).

Sincerely yours,

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ENGELHARD CORPORATION

101 Wood Avenue

Iselin, New Jersey 08830

NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

May 12, 2006

To our Shareholders:

        The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on June 2 at 10:00 a.m., Eastern Daylight Savings Time, at the North Maple Inn at Basking Ridge, 300 North Maple Avenue, Basking Ridge, NJ 07920, for the following purposes:

        (1) To elect five directors, including the two incumbent Class I Directors whose terms expire at the Annual Meeting and the three nominees to fill three vacancies which the Board will create at the Annual Meeting by increasing its size from six to nine members;

        (2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

        (3) To transact such other business as may properly come before the meeting.

        The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is close of business on May 5, 2006.

        The Board unanimously recommends that you vote “FOR” the five Engelhard director nominees and urges you NOT to vote for any nominees of BASF. The Board also recommends that you disregard and/or NOT execute any proxy card other than our BLUE proxy card.

        A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at our offices located at 101 Wood Avenue, Iselin, New Jersey, during ordinary business hours for ten days prior to the meeting, and at the meeting.

By Order of the Board of Directors

Arthur A. Dornbusch, II
Vice President, General Counsel and Secretary

SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY

THE ACCOMPANYING BLUE PROXY IN THE ENCLOSED RETURN ENVELOPE

ENGELHARD CORPORATION

101 Wood Avenue

Iselin, New Jersey 08830

PROXY STATEMENT FOR THE 2006

ANNUAL MEETING OF SHAREHOLDERS

ABOUT THE MEETING

Why am I receiving these materials?

        The Board of Directors of Engelhard Corporation (sometimes referred to as “Engelhard” or “we” or “our”) is providing these proxy materials for you in connection with our Annual Meeting of Shareholders (the “Meeting”), which will take place on June 2, 2006. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What items of business will be voted on at the meeting?

    1.        The election of five directors, including the two incumbent Class I Directors whose terms expire at the Annual Meeting and the three nominees to fill three vacancies which the Board will create at the Annual Meeting by increasing its size from six to nine members; and

    2.        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

        We will also consider any other business that is properly brought before the Meeting.

Why will the Board expand the size of the Board at the Meeting?

        BASF—the very same party which has made the $38 per share offer which your Board has determined is inadequate—has previously stated that if we do not decide to sell the Company “expeditiously” or if BASF on its own “concludes that [our] exploration of strategic alternatives is not being conducted in the best interests of the Company’s shareholders,” then BASF intends to solicit written consents from our shareholders to amend our bylaws to increase the size of the Board and fill the newly-created vacancies with hand-picked, BASF nominees. BASF has the ability to continue threatening, and to make, such a consent solicitation regardless of whether their director nominees lose the vote at the Annual Meeting. Furthermore, BASF can continue its consent solicitation for as long as it chooses—there is no date by which the solicitation must end.

        In order to be able to successfully execute on our strategic business plan, which we expect to deliver significant growth and value to you, our shareholders, we cannot afford the distraction resulting from either a lengthy consent solicitation for majority control of the Board or the threat that one could occur at any time. Our Board and management, as well as other important resources of the Company, would be diverted to focusing on a consent solicitation battle of potentially indefinite duration throughout a critical period for the execution of our strategic business plan. To avoid this potential obstacle to realizing the anticipated benefits of this part of the Recapitalization Plan, the Board will increase the number of Board members at the Annual Meeting from six to nine members and ask you vote to fill these additional director seats with the Board’s nominees.

What are the Board’s recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth below together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

        • FOR the election of the nominated slate of directors, including the two incumbent Class I Directors whose terms expire at the Annual Meeting and the three nominees to fill three vacancies which the Board will create at the Annual Meeting by increasing its size from six to nine members (see page 9); and

        • FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 29).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Who is entitled to vote?

        Holders of Common Stock as of the close of business on May 5, 2006 will be entitled to vote. On such date there were outstanding and entitled to vote 124,011,840 shares of Common Stock of Engelhard, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

What constitutes a quorum?

        The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum.

How do I vote?

        If you complete and properly sign the accompanying BLUE proxy card and return it to Engelhard, it will be voted as you direct. If you return the proxy card but make no specifications, your shares will be voted in accordance with the recommendations of the Board, as set forth below.

        If you are a registered shareholder and attend the meeting, you may deliver your completed BLUE proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

        If you are not a registed holder of Common Stock (that is, if you hold Common Stock in “street name” through a broker or other nominee), you may vote your shares by following the instructions included with your proxy card, which you need to obtain from the financial institution that holds your shares.

What vote is required to approve each item?

        Each item to be voted on at the Annual Meeting requires the affirmative vote of the holders of a majority of the votes cast with respect to such item. A properly executed proxy marked “ABSTAIN” and a broker non-vote with respect to any such matter will not be treated as a vote cast, although it will be counted for purposes of determining whether there is a quorum.

Who will bear the expense of soliciting proxies?

        The cost of soliciting proxies in the form enclosed will be borne by Engelhard. In addition to the solicitation by mail, proxies may be solicited personally or by telephone by our employees. We have also engaged MacKenzie to assist in such solicitation. Engelhard may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock. For additional information regarding the solicitation of proxies, please see Appendix B to this Proxy Statement.

ENGELHARD’S POSITION REGARDING BASF’S OFFER

        On January 9, 2006, BASF, through its wholly-owned subsidiary, Iron Acquisition Corporation, made an unsolicited tender offer to acquire all of the outstanding shares of Engelhard common stock for $37 per share in cash. The purpose of the BASF offer is for BASF to acquire control of, and the entire equity interest in, the Company. BASF has stated that it currently intends, as promptly as practicable following consummation of the BASF offer, to have the Company consummate a merger or other similar business combination with Iron Acquisition Corporation or another direct or indirect subsidiary of BASF in connection with its offer. On January 20, 2006, the Board unanimously determined that BASF’s $37 per share offer was inadequate and not in the best interests of the Company’s shareholders.

        Following the Board’s determination as to the inadequacy of BASF’s $37 per share offer, the Board, with the assistance of its independent advisors, explored a wide range of strategic alternatives to maximize shareholder value. As part of this process, the Recapitalization Plan was developed. Also, in connection with this exploration of alternatives, the Company entered into confidentiality agreements and held meetings with a number of potential bidders who were interested in all or parts of the Company. No competitive, third-party transaction, however, materialized.

        In response to the Company’s request for BASF to increase its offer following BASF’s access to non-public information, BASF, on April 19, 2006, made a proposal to acquire the Company for $38 per share in cash. Following receipt of this $38 per share proposal, the Board held a number of meetings to review BASF’s $38 proposal and review the results of its exploration of strategic alternatives, including the Recapitalization Plan that was developed. Following this review, at its meeting on April 25, 2006, the Board unanimously determined that BASF’s $38 per share proposal was inadequate and not in the best interests of the Company’s shareholders. Subsequently, on May 1, 2006, BASF increased its offer to $38 per share and extended its offer to June 5, 2006.

        Also at the April 25, 2006 meeting, the Board unanimously determined that the Recapitalization Plan represents the best value-creation alternative for and is in the best interests of the Company’s shareholders. Accordingly, the Board unanimously approved the Recapitalization Plan. The Recapitalization Plan was announced on April 26, 2006.

        Additional information on our position on BASF’s offer can be found in the Company’s Schedule 14D-9 filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2006, as amended, which is available at the SEC’s website at www.sec.gov. These documents can be obtained without charge in print to any shareholder who requests them from our Corporate Secretary.

SUMMARY OF THE RECAPITALIZATION PLAN

        As a result of the review of strategic alternatives to maximize shareholder value described above, the Board has unanimously approved the Recapitalization Plan comprised of:

        • A $45 per share cash self-tender offer for up to 26 million shares (approximately 20% of the Company’s outstanding shares including shares underlying exercisable options); and

        • Continued execution of the Company’s business strategy and incremental cost savings the Company expects will deliver $15 million annually beginning in 2007.

        The Tender Offer. The maximum number of shares eligible to be repurchased in the $45 per share self-tender offer is 26 million shares (approximately 20% of the Company’s outstanding shares including shares underlying exercisable options). The self-tender offer will be financed by third party borrowings. The Company has a commitment, subject to customary conditions, for a bridge credit facility from JPMorgan and Merrill Lynch to initially fund the self-tender offer. Permanent financing is expected to comprise a mix of hybrid securities and floating- and fixed-rate debt. The self-tender offer was commenced on May 5, 2006 and will expire on June 5, 2006 unless earlier terminated or extended.

        Continued Execution of Business Plan. The Recapitalization Plan will allow the Company to continue to execute its strategic business plan. We believe that our recent strong results, including the earnings momentum inherent in our results for the fourth quarter of 2005 and the extremely strong results for the first quarter of 2006, are only the beginning of the fruits which this strategic business plan will bear. The Recapitalization Plan will afford shareholders the opportunity to continue to reap the benefits of our strategic plan.

        Cost Savings. As part of the process of developing the Recapitalization Plan, senior management asked the managements of each of the business segments, the ventures group and corporate staff to review selling, general and administrative spending to identify and quantify potential costs savings that would be incremental to those already reflected in the Company’s strategic plan. Senior management carefully reviewed the potential incremental cost savings that the management of the business segments, venture group and corporate staff believed could be achieved in an effort to minimize any impact of these potential incremental cost savings on future growth initiatives. The incremental cost savings to be undertaken as part of the Recapitalization Plan is expected to deliver $15 million in annual cost savings beginning in 2007. The $15 million in potential incrementral cost savings is expected to come from warehouse consolidation, reduced warehousing lease costs, leaving vacant certain planned and open headcount positions, some potential headcount reductions and reduced discretionary spending. The Company expects to incur a charge or charges of approximately $20 million in the second half of 2006 in connection with the incremental cost savings.

        Additional information on our $45 self-tender offer can be found in the Company’s “Schedule TO” filed on May 5, 2006 with the Securities and Exchange Commission (the “SEC”), which includes the Offer to Purchase, and a presentation made to investors regarding the Recapitalization Plan, which is available on our website at www.engelhard.com. These documents can be obtained without charge in print to any shareholder who requests them from our Corporate Secretary.

REASONS FOR THE RECAPITALIZATION PLAN

        Our Board, with the help of our financial advisor, Merrill Lynch & Co., has reviewed the opportunities and challenges ahead. On the basis of this analysis and the outcome of our strategic evaluation process, our Board has determined that the Recapitalization Plan is the best alternative for delivering value to our shareholders for a number of reasons, including the following:

        • Superior Value Versus BASF’s $38 Per Share Offer — Our board believes that its $45 per share self-tender offer; the expected $15 million in incremental annual cost savings; and the Company’s continued ability to capitalize on its attractive growth opportunities and business strategy will deliver greater value to its shareholders than BASF’s $38 per share offer.

        • Accretion to Earnings and Earnings Growth — The purchase of shares pursuant to the Recapitalization Plan represents an attractive investment for the Company, and the Recapitalization Plan is expected to be accretive to EPS by approximately six cents in 2007 and accretive to EPS growth.

        • Expected Strong Price-to-Earnings Multiple — BASF launched its hostile offer when Engelhard’s stock was trading at a forward price-to-earnings (P/E) multiple that was meaningfully lower than the historical relationship that prevailed for several years to that of key industry peers (Johnson Matthey and Umicore). The forward P/E multiple of the Company immediately prior to the unsolicited offer from BASF was 29.1% below that of Johnson Matthey. This compares to an average discount to Johnson Matthey of 10.7%, 1.6% and 8.5% in 2005, 2004 and 2003, respectively, and an average discount of 6.9% for the overall period of 2003 through and including 2005 period overall. Immediately prior to the unsolicited offer from BASF, the Company’s forward P/E was 11.3% below that of Umicore, which compares to an average premium to Umicore of 6.8%, 30.7% and 20.3% in 2005, 2004 and 2003, respectively, and an average premium of 19.3% for the overall period of 2003 through 2005 period overall.  In addition, since the time of BASF’s hostile offer in early January, 2006, forward P/E multiples for Engelhard’s industry peers overall (Johnson Matthey, Umicore and eight U.S. publicly traded mid to large capitalization specialty chemical companies) have generally increased.  An analysis of 2007 P/E multiples for this group shows that current 2007 P/E multiples are on average 1.5x or 11.5% higher, with 9 of 10 having increased.  While this increase could be related to other factors, such as increased acquisition speculation in the industry in general following BASF’s offer for the Company, we believe that to be unlikely given the number and diversity of the companies in this peer group.  We believe that absent the BASF offer, our forward P/E multiple should reflect a relationship to key industry peers more in line with historical levels, and should benefit from (a) the strength of Engelhard’s earnings performance in recent quarters, (b) the expected robust and sustained earnings growth for the years ahead, and (c) the general rise in industry multiples since BASF commenced its hostile offer.

        • Meaningful Liquidity at an Attractive Price of $45 Per Share — The Recapitalization Plan provides shareholders with a substantial liquidity opportunity for some of their shares at the attractive price of $45 per share, while preserving shareholders’ ability to realize the Company’s outstanding future growth potential through appreciation of the market price of the stock or a future sale of the Company.

        • Continuing Investment-Grade Credit Profile — The Company’s financing of the $45 per share self-tender offer should not interfere with our ability to maintain the financial capability needed to execute our strategic business plan and realize our growth opportunities. Implementation of the Recapitalization Plan is expected to result in continuance of investment-grade credit ratings for the Company.

        • Forward-Looking Statements. This document contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause Engelhard’s actual future activities and results of operations to be materially different from those suggested or described in this document. For a more thorough discussion of these factors, please refer to “Forward-Looking Statements” (excluding the first sentence thereof), “Risk Factors” and “Key Assumptions” on pages 34, 35 and 38, respectively, of Engelhard’s 2005 Annual Report on Form 10-K, dated March 3, 2006. Please also refer to “Forward-Looking Statements” and “Key Assumptions” contained in the investor presentation captioned “Recapitalization Plan” filed as an exhibit on Form 8-K, dated April 26, 2006, and “Forward Looking Statements” in the Offer to Purchase, dated May 5, 2006, which was included as an exhibit to the Schedule TO filed by Engelhard on May 5, 2006 in connection with its self-tender offer for additional information regarding such risks, uncertainties and contingencies.

        Investors are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date made, and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described above, as well as others that Engelhard may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Engelhard and its businesses, including factors that potentially could materially affect its financial results or condition, may emerge from time to time. Engelhard assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. Investors are advised, however, to consult any further disclosures Engelhard makes on related subjects in Engelhard’s future periodic and current reports and other documents that Engelhard files with or furnishes to the SEC.

        • Risk Factors. Risks and uncertainties associated with the Recapitalization Plan, including the $45 self-tender offer, are described in Form 10-K, Form 8-K and the Offer to Purchase referenced above, which should be read carefully and in their entirety, and include:

        • Engelhard’s ability to achieve and execute internal business plans. Engelhard is engaged in growth and productivity initiatives in all technology segments. Specifically, Engelhard has major growth initiatives in businesses serving the personal care, energy materials, polyethylene, diesel emissions and gas-to-liquids markets. These initiatives are subject to greater risk than the Engelhard’s traditional markets. Additionally, failure to commercialize proprietary and other technologies or to acquire businesses or licensing agreements to serve targeted markets could negatively impact Engelhard’s business, financial condition and results of operations.

        • Uncertainty regarding the outcome of the BASF offer may affect Engelhard’s stock price and future business. The uncertainty as to the outcome of the BASF offer may have an adverse effect on employee retention and recruitment, and may negatively impact supplier and customer relationships. A significant loss of employees or the inability to attract new employees could negatively impact the Engelhard’s business, financial condition and results of operations.

        • Increased indebtedness and a greater ratio of indebtedness to shareholders’ equity. Engelhard will enter into new financing arrangements to finance the $45 self-tender offer and, as a result, indebtedness and interest expense will increase. Such increased levels of indebtedness and higher interest expenses may make it difficult for Engelhard to incur future indebtedness at attractive terms or at all. In addition, Engelhard’s indebtedness will be more substantial in relation to shareholders’ equity. After giving pro forma effect to the consummation of the $45 self-tender offer and the related financings, Engelhard would have had total indebtedness of approximately $1.8 billion and shareholders’ equity of approximately $350 million at December 31, 2005.

        • Changes in Engelhard’s credit ratings. Engelhard expects its credit ratings will be downgraded by each of the principal rating agencies as a result of the announcement of the $45 self-tender offer, but that Engelhard will maintain an investment grade rating. Should Engelhard’s rating drop below investment grade, Engelhard would experience higher interest expense, may incur difficulty in procuring metals and could default on existing obligations.

        • Conditions to the $45 self-tender offer. Engelhard’s ability to repurchase shares in the $45 self-tender offer will be subject to a number of conditions, including obtaining financing. The commitment letter Engelhard received to provide a one year bridge facility of $1.5 billion to fund the repurchase and related costs and expenses and other liquidity support is subject to a number conditions, including there being no material adverse change in Engelhard since December 31, 2005 and there being no material disruption of or material adverse change in financial, banking or capital markets since April 25, 2006. In addition, we will have to amend our existing credit facilities to permit the increased level of indebtedness.

        • Ability to refinance the bridge facility. The expected benefits of the recapitalization plan rely in part on Engelhard’s ability to refinance our bridge facility and the terms of the financing obtained. The terms of any long-term financing will depend on market conditions at the time we incur the indebtedness, and are likely to be different. In addition, a portion of the long-term financing is expected to have a floating rate of interest, which may increase over time.

        • No Offer or Solicitation. This document does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of Engelhard. Offers to purchase or solicitations of offers to sell are being made only pursuant to the Offer to Purchase and related tender offer materials (“Engelhard’s

        Tender Offer Materials”) sent by Engelhard to its shareholders, and as they may be amended from time to time. Engelhard’s shareholders are advised to read those materials carefully and in their entirety because they contain important information, including the various terms of, and conditions to, the self-tender offer. ENGELHARD’S SHAREHOLDERS ARE ADVISED TO READ ENGELHARD’S TENDER OFFER MATERIALS AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        • Additional Information and Where to Find It. On January 9, 2006, BASF filed a Tender Offer Statement on Schedule TO, which has been amended (the “BASF Tender Offer Statement”). In response to the BASF Tender Offer Statement, Engelhard has filed certain materials with the SEC, including the Schedule 14D-9 filed on January 23, 2006, and which has been amended (the “Schedule 14D-9”). Investors and security holders may obtain a free copy of Engelhard’s Schedule TO, Schedule 14D-9, BASF’s Tender Offer Statement and other documents filed by Engelhard or BASF with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of each of the Schedule 14D-9, Engelhard’s Schedule TO, as well as Engelhard’s related filings with the SEC, from Engelhard by directing a request to Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, Attention: Investor Relations or at 732-205-5000, or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at Engelhard@mackenziepartners.com.

INFORMATION AS TO CERTAIN SHAREHOLDERS

Who are the largest owners of Engelhard’s Common Stock?

        Set forth below is certain information with respect to the only shareholders known to us who owned beneficially more than five percent (5%) of our voting securities as of March 15, 2006.

                                                                                               Amount and
                                                                                                 Nature
                                                                                             of Beneficial       Percent of
                                                                                                Ownership           Class
                                                                                             -------------       ----------
Dodge & Cox (1) .....................................................................           15,838,050           13.2%
   555 California Street
   40th Floor
   San Francisco, California 94104
CAM North America, LLC (2) ..........................................................            7,715,311            6.43%
   Salomon Brothers Asset Management Inc.
   Smith Barney Fund Management LLC
   TIMCO Asset Management Inc.
   399 Park Avenue
   New York, New York 10022
FMR Corp. (3) .......................................................................            7,459,021            6.22%
   82 Devonshire Street
   Boston, Massachusetts 02109
Wellington Management Company, LLP (4) ..............................................            6,307,993            5.26%
   75 State Street
   Boston, Massachusetts 02109

(1)

As reported by Dodge & Cox on an amendment to its Schedule 13G filed with the SEC on February 6, 2006. The Schedule 13G reports that Dodge & Cox has sole dispositive power with respect to all of the reported shares, has sole voting power with respect to 14,838,950 of such shares and shares voting power with respect to 159,900 of such shares.

(2)

As reported by on a Schedule 13G filed with the SEC on February 14, 2006. The Schedule 13G reports that CAM North America, LLC, Salomon Brothers Assets Management Inc., Smith Barney Fund Management LLC and TIMCO Asset Management Inc. hold the reported shares as follows: CAM North America, LLC, 5,362,427 (shares dispositive power with respect to all of the reported shares; shares voting power with respect to 1,266,732 shares), Salomon Brothers Asset Management Inc., 124,084 (shares dispositive power and voting power with respect to all of the reported shares), Smith Barney Fund Management LLC, 2,205,341 (shares dispositive power and voting power with respect to all of the reported shares), TIMCO Asset Management Inc., 23,459 (shares dispositive power and voting power with respect to all of the reported shares).

(3)

As reported by FMR Corp. on its Schedule 13G filed with the SEC on February 14, 2006. The Schedule 13G reports that FMR Corp. has sole dispositive power with respect to all of the reported shares and has sole voting power with respect to 108,321 of such shares.

(4)

As reported by Wellington Management Company, LLP on an amendment to its Schedule 13G filed with the SEC on January 10, 2006. The Schedule 13G reports that Wellington Management Company, LLP shares dispositive power with respect to all of the reported shares, and shares voting power with respect to 1,102,169 of such shares.

1. ELECTION OF DIRECTORS

        Our Board of Directors consists of three classes, Class I, Class II and Class III. Each class currently consists of two members who serve for full three-year terms. The Class I Directors are scheduled to stand for reelection at the Annual Meeting. In addition, the Board will increase its size from six to nine members at the Annual Meeting, and shareholders will be asked to elect nominees for the three newly-created vacancies. These three nominees will be spread across our three Classes of directors as set forth below. As a result, shareholders will be asked to elect a total of five directors at the Annual Meeting. All of the Company’s nominees have consented to their inclusion in this proxy statement and their nomination for election to the Board.

    Mr. Marion H. Antonini and Mr. Henry R. Slack are nominees for reelection as Class I Directors. If elected, they will serve until 2009. To fill the three vacancies created by the expansion of the Board at the Annual Meeting from six to nine seats, the Board has nominated Mr. Alain Lebec, Mr. Howard L. Minigh and Mr. Michael A. Sperduto. If elected, Mr. Sperduto will serve as a Class I Director with a term expiring in 2009, Mr. Minigh will serve as a Class II Director with a term expiring in 2008, and Mr. Lebec will serve as a Class III Director, with a term expiring in 2007. Each of Messrs. Minigh and Mr. Lebec will receive either (i) the standard director compensation, as described on page 15 of this Proxy Statement, in the event they are elected as directors, or (ii) $40,000 for agreeing to serve as nominees, in the event they are not elected as directors. Mr. Sperduto will not receive any compensation for agreeing to serve as a nominee or as a director as Mr. Sperduto is currently our Vice President and Chief Financial Officer.

        The Board has determined that Mr. Minigh and Mr. Lebec are “independent” as defined by the New York Stock Exchange (“NYSE”) Listing Standards and our Director Independence Standards. Mr. Sperduto, the Company’s Vice President and Chief Financial Officer, is not “independent” as defined by the NYSE Listing Standards and our Director Independence Standards.

        Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

        The persons named as proxies in the accompanying proxy intend to vote, unless you instruct otherwise in your proxy, “FOR” the election of Mr. Marion H. Antonini, Mr. Henry R. Slack and Mr. Sperduto as Class I Directors, Mr. Minigh as a Class II Director and Mr. Lebec as a Class III Director.

INFORMATION WITH RESPECT TO NOMINEES AND

DIRECTORS WHOSE TERMS CONTINUE

        The following table sets forth the name and age of each nominee and each Director whose term continues, all other positions and offices, if any, now held with Engelhard and principal occupation during the last five years.

Nominees for Reelection at this Meeting,

Ages, Principal Business Experience During the

Past Five Years, Board Memberships (Class I)

MARION H. ANTONINI
Age 75. Mr. Antonini has been a director of Engelhard since 1985. He has been a Principal of Kohlberg & Co., a private merchant banking firm, since March 1998 and has served as a director and an executive for many companies in which Kohlberg & Co. held an interest. One of these, Printing Arts America, a private commercial printing company, filed a Chapter 11 bankruptcy petition in October 2001, within two years of Mr. Antonini’s resignation as its President. From 1989 to 1998, he was Chairman and Chief Executive Officer of Welbilt Corporation. He is also a director of Orion Food Systems.

HENRY R. SLACK
Age 56. Mr. Slack has been a director of Engelhard since 1981, resigned May 21, 1999, and was re-elected to the Board of Directors as a Class I director on June 3, 1999. He has been a director and the Chairman of Terra Industries Inc., a global nitrogen-based fertilizer company, since April 2001. From June 1999 to August 2002, he was Chairman of Task (USA) Inc., a private investment company. From 1991 to June 1999 he was the Chief Executive Officer of Minorco SA, an international natural resources company. From 1998 to 2002 he was a director of SABMiller plc. He is also a director of E. Oppenheimer & Son International.

Nominee for Election at this Meeting,Upon
the Board’s Increasing its Size at the Meeting to Nine Directors,

Age, Principal Business Experience During the

Past Five Years, Board Memberships (Class I)

MICHAEL A. SPERDUTO
Age 48. Mr. Sperduto has served as Engelhard’s Vice President and Chief Financial Officer since January 1, 2003. From August 2001 to December 2002, in addition to serving as Engelhard’s Vice President and Chief Financial Officer, Mr. Sperduto was also Engelhard’s Controller. From August 1999 to July 2001, Mr. Sperduto served as Engelhard’s Controller. From July 1998 to July 1999, Mr. Sperduto was Engelhard’s Vice President of Finance. Since 2003, Mr. Sperduto has served on the Advisory Board and as a Trustee for Rutgers University Business School.

Nominee for Election at this Meeting,Upon
the Board’s Increasing its Size at the Meeting to Nine Directors,

Age, Principal Business Experience During the

Past Five Years, Board Memberships (Class II)

HOWARD L. MINIGH
Age 57. Mr. Minigh has been the owner of HM Advisors, LLC, a management consulting firm, since July 2005, and a Partner in Trishul Capital Partners, a private equity firm, since July 2003. From September 2000 to June 2003, Mr. Minigh was Group Vice President, Agriculture & Nutrition Business Group of DuPont. From 1994 to June 2000, Mr. Minigh was President of the Cyanamid Global Agricultural Products division of American Home Products Corporation. Mr. Minigh is a director of MetaMorphix, Inc., an animal genomics and biotechnology company, and Saffron Rouge, an e-commerce retailer of cosmetics company.

Nominee for Election at this Meeting,Upon
the Board’s Increasing its Size at the Meeting to Nine Directors,

Age, Principal Business Experience During the

Past Five Years, Board Memberships (Class III)

ALAIN LEBEC

Age 56. Mr. Lebec has been a Member and Senior Managing Director of Brock Capital Group LLC, a private advisory and investment firm, since April 2003. From 1996 until February 2003, Mr. Lebec was Vice Chairman of Investment Banking for Merrill Lynch & Co., Inc. Mr. Lebec is a director of United Way of Greenwich, Inc., co-founder and director of Reading Excellence and Discovery Foundation and Trustee of Brunswick School, Inc.

Current Directors with Terms Expiring May 2007,

Ages, Principal Business Experience During the

Past Five Years, Board Memberships (Class II)

DAVID L. BURNER
Age 66. Mr. Burner has been a director of Engelhard since October 2003. He was the Chairman and Chief Executive Officer of Goodrich Corporation, an aerospace systems and services company, from prior to 2001 until his retirement in October 2003. He is also a director of Progress Energy, Inc., Milacron, Inc., Lance, Inc. and Briggs & Stratton Corporation.

JAMES V. NAPIER
Age 69. Mr. Napier has been a director of Engelhard since 1986. Currently retired, he was the Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, from 1993 until his retirement in November 2000. He is also a director of Intelligent Systems Corporation, Vulcan Materials Company, McKesson Corporation and Wabtec Corporation.

Current Directors with Terms Expiring May 2008,

Ages, Principal Business Experience During the

Past Five Years, Board Memberships (Class III)

BARRY W. PERRY
Age 59. Mr. Perry has been a director of Engelhard since 1997. He has been the Chairman and Chief Executive Officer of Engelhard since January 2001. Prior to 2001, he was the President and Chief Operating Officer of Engelhard. Mr. Perry is also a director of Arrow Electronics, Inc. and Cookson Group plc.

DOUGLAS G. WATSON
Age 61. Mr. Watson has been a director of Engelhard since 1991. He has been the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm, since July 1999. From July 2000 to September 2001, he was the President and Chief Executive Officer of ValiGen N.V., a biotechnology company. He is also a director of Dendreon Corporation, InforMedix, Inc., Genta Inc. and BioElectronics Inc., and director and Chairman of Javelin Pharmaceuticals Inc. and OraSure Technologies, Inc.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND OFFICERS

How much Common Stock do Engelhard’s Directors, Nominees and Executive Officers own?

        As of March 1, 2006, Engelhard’s Directors and Executive Officers as a group (14 individuals) beneficially owned an aggregate of 4,139,088 shares, representing approximately 3.26% of the outstanding shares. The Directors and Executive Officers of Engelhard are entitled to participate in the $45 self-tender offer on the same basis as all other shareholders and Engelhard expects that they will tender their shares into the $45 self-tender offer. However, Engelhard is not waiving its ownership guidelines in connection with the $45 self-tender offer. Those guidelines require management of Engelhard to maintain specified ownership levels of Engelhard stock, subject to certain exceptions. The guidelines generally require the Company’s Chief Executive Officer to maintain a share ownership equal to 500% of current salary, the Chief Financial Officer to maintain a share ownership equal to 400% of current salary and other Executive Officers to maintain a share ownership equal to 300% of current salary. Assuming that all outstanding shares and option shares underlying vested options are tendered in the $45 self-tender offer, Engelhard’s Chief Executive Officer’s and Chief Financial Officer’s equity ownership percentages would exceed the guidelines by 291% and 217%, respectively. All other Executive Officers would also be in compliance with Company policy.

        Set forth in the following table is the beneficial ownership of Common Stock as of March 1, 2006 for all nominees, Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group.

        Name                                                                 Shares                               Percent
        ----                                                                 ------                               -------
Marion H. Antonini ................................................           107,394(1)(2)(3)(4)(5)                  *
David L. Burner ...................................................            11,081(1)(2)(5)                        *
Arthur A. Dornbusch, II ...........................................           754,787(6)(7)                           *
John C. Hess ......................................................           300,731(6)(7)                           *
Alain Lebec .......................................................                 0                                 *
Howard L. Minigh ..................................................                 0                                 *
James V. Napier ...................................................            69,755(1)(2)(3)(5)                     *
Barry W. Perry ....................................................         1,955,071(2)(6)(7)                      1.54
Henry R. Slack ....................................................            30,880(1)(2)(4)(5)                     *
Michael A. Sperduto ...............................................           328,856(6)(7)                           *
Douglas G. Watson .................................................            85,520(1)(2)(3)(5)                     *
Edward T. Wolynic .................................................           242,030(6)(7)                           *
All Directors, Nominees and Executive Officers
  as a group ......................................................         4,139,088(1)(2)(3)(4)(5)(6)(7)          3.26

* Represents beneficial ownership of less than 1%.

(1)

Includes 22,500 shares of Common Stock subject to options granted to each of Messrs. Napier and Watson, 13,500 shares of Common Stock subject to options granted to Mr. Slack and 10,500 shares of Common Stock subject to options granted to Mr. Antonini and 2,250 shares of Common Stock subject to options granted to Mr. Burner under our Directors Stock Option Plan, all of which options may be exercised within 60 days from March 1, 2006.

(2)

Includes 23,456, 1,238, 18,549, 4,032 and 10,670 non-voting deferred stock units earned by Messrs. Antonini, Burner, Napier, Slack and Watson, respectively, under the Deferred Stock Plan for Non-employee Directors. Each deferred stock unit will be converted into a share of Common Stock upon termination of service. Also includes 21,470 non-voting restricted stock units for Mr. Perry.

(3)

Includes 59,843, 18,183 and 14,564 non-voting deferred stock units held by Messrs. Antonini, Napier and Watson, respectively, under the Deferred Compensation Plan for Directors of Engelhard. Each deferred stock unit will be converted into a share of Common Stock at a future date based on the prior written request of each respective Director as prescribed by the Plan.

(4)	Includes 1,000 and 3,225 shares as to which Messrs. Antonini and Slack, respectively, disclaim beneficial ownership.

(5)	Includes 7,593 shares of voting, but unvested, Common Stock for each of Messrs. Antonini, Burner, Napier, Slack and Watson granted under the Stock Bonus Plan for Non-employee Directors.

(6)

Includes 576,171, 259,815, 1,734,591, 274,701, 207,889 and 3,316,613 shares of Common Stock subject to options granted to Messrs. Dornbusch, Hess, Perry, Sperduto, Wolynic and all Directors and Executive Officers as a group, respectively, under our Stock Option Plan of 1991, the Stock Option Plan of 1999 for Certain Key Employees, the Directors Stock Option Plan and the 2002 Long Term Incentive Plan, all of which options may be exercised within 60 days from March 1, 2006.

(7)

Includes 15,606, 11,246, 85,581, 18,053, 13,448 and 160,875 shares of voting, but unvested, restricted Common Stock held by Messrs. Dornbusch, Hess, Perry, Sperduto, Wolynic and all Directors and Executive Officers as a group, respectively.

CORPORATE GOVERNANCE

How often did the Board of Directors meet during 2005?

        Our Board of Directors held a total of 8 meetings during 2005. During 2005, all of our Directors attended more than 75% of the meetings of the Board and meetings of committees of the Board on which they served.

        Engelhard’s Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of shareholders. All then members of Engelhard’s Board of Directors, except Mr. Slack, attended the Annual Meeting of Shareholders in 2005.

What committees does the Board of Directors have?

        Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Copies of the charters for these committees, as well as Engelhard’s Corporate Governance Guidelines, Engelhard’s Policies of Business Conduct and Senior Financial Officer Ethics Code, are available under the Corporate Governance portion of the Investor Relations section of our website at www.engelhard.com and without charge in print to any shareholder who requests them from our Corporate Secretary. The Board of Directors also has a Pension and Employee Benefit Committee and an Executive Committee.

Audit Committee

        The members of the Audit Committee are Mr. Watson (Chairman), Mr. Burner and Mr. Napier. The Audit Committee assists the Board of Directors’ oversight of (a) the integrity of Engelhard’s financial statements, (b) the independent auditor’s qualifications and independence, (c) the performance of Engelhard’s internal audit function and independent auditors and (d) Engelhard’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint and terminate Engelhard’s independent auditors. The Board of Directors has determined that all three members of the Audit Committee are audit committee financial experts as described in Item 401(h) of Regulation S-K. In addition, the Board of Directors has determined that each of the members of the Audit Committee is “independent” as defined by the NYSE Listing Standards and the rules of the SEC applicable to audit committee members and our Director Independence Standards, a copy of which is attached as Appendix

A to this Proxy statement (the “Director Independence Standards”). The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). See “Report of Audit Committee” on page 28 for more information. The Audit Committee held 10 meetings during 2005 and conducted a review and self-assessment in 2005. Mr. Burner currently serves on three other audit committees, in addition to Engelhard’s. The Board of Directors has determined that such service would not impair Mr. Burner’s ability to effectively serve on Engelhard’s Audit Committee, and has approved such service pursuant to our Corporate Governance Guidelines.

Compensation Committee

        The members of the Compensation Committee are Messrs. Antonini (Chairman) Napier and Slack. The Compensation Committee assists the Board of Directors by taking direct responsibility for (a) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s compensation in light of these goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer’s compensation level based on this evaluation, (b) reviewing and approving compensation for executives (other than the Chief Executive Officer) and reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans, and (c) producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable laws, rules and regulations. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined by the NYSE Listing Standards and our Director Independence Standards. The Compensation Committee (and its predecessor) held six meetings during 2005 and conducted a review and self-assessment in 2005. See “Compensation Committee Report on Executive Compensation” on page 24 for more information.

Nominating and Governance Committee

        The members of the Nominating and Governance Committee are Messrs. Watson (Chairman) and Antonini. The Nominating and Governance Committee is primarily responsible for (a) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board, (b) overseeing the evaluation of the Board and management and (c) developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company. The Board of Directors has determined that each member of the Nominating and Governance Committee is “independent” as defined by the NYSE Listing Standards and our Director Independence Standards. The Nominating and Governance Committee held three meetings in 2005 and conducted a review and self-assessment in 2005.

        The Nominating and Governance Committee selects each nominee based on the nominee’s skills, achievements and experience. As set forth in Engelhard’s Corporate Governance Guidelines, the following criteria will be considered in selecting candidates for the Board: independence, wisdom, integrity, an understanding and general acceptance of Engelhard’s corporate policy, valid business or professional knowledge and experience that can bear on Engelhard’s and the Board of Directors’ challenges and deliberations, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, future orientation, a willingness to commit time and energy, diversity, and international/global experience. The Nominating and Governance Committee considered suggested nominees from a variety of sources, including directors, management and the Company’s independent financial advisor, Merrill Lynch & Co. Each of Mr. Minigh and Mr. Lebec were among candidates recommended for nomination by Merrill Lynch & Co.

        When seeking candidates for the Board, the Nominating and Governance Committee may solicit suggestions from incumbent Directors, management, shareholders or others. After conducting an initial evaluation of a candidate, the Nominating and Governance Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Governance Committee has the authority under its charter to retain a search firm. The Company has engaged an executive recruitment firm, reporting to the Nominating and Governance Committee, to identify and conduct preliminary evaluations of potential nominees.

        Engelhard’s Corporate Governance Guidelines provide that the Governance and Nominating Committee will consider proposals for nominees for Director by shareholders, which are made in writing to Corporate Secretary, Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830. In order to nominate a director at the Annual Meeting, Engelhard’s By-Laws require that a shareholder follow the procedures set forth in Article II, Section 7 of Engelhard’s By-Laws. In order to recommend a nominee for a director position, a shareholder must be a shareholder of record at the time it gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Shareholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of Engelhard (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of Engelhard’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

        The shareholder notice must set forth the following:

        • As to each person the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitation of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent of the nominee to serve as a director if elected; and

        • As to the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made, such shareholder’s and beneficial owner’s, name and address as they appear on Engelhard’s books, the class and number of shares of Engelhard’s common stock which are owned of record and beneficially by such shareholder and such beneficial owner, and whether either such shareholder or such beneficial owner intends to deliver a proxy statement and form of proxy to shareholders.

        In addition to complying with the foregoing procedures, any shareholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

How does the Company make independence determinations for Directors?

        Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the New York Stock Exchange. To be deemed “independent,” the Board must determine, after due deliberation, that the director has no material relationship with the Company other than as a director. In making such determination, the Board adheres to all of the specific tests for independence included in the New York Stock Exchange listing standards and considers all other facts and circumstances it deems necessary or advisable and the standards of director independence established by the Board. During the course of a year, directors are expected to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as independent.

        The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, pursuant to the Corporate Governance Standards of the New York Stock Exchange, the Board has adopted the Director Independence Standards to assist it in making determinations of independence. A copy of the Director Independence Standards used to determine is attached as Appendix A to this Proxy Statement. Any determination of independence for a director who does not meet these standards must be specifically explained.

        Each member of our Board of Directors and our Board nominees for seats to be created by the expansion of the Board at the Annual Meeting, other than Mr. Perry, our CEO and Chairman, and Mr. Sperduto, our Vice President and Chief Financial Officer (one of our Board nominees for a seat to be created by the expansion of the Board at the Annual Meeting), are “independent” as defined by the NYSE Listing Standards and our Director Independence Standards.

How can I communicate with Board members?

        Except as otherwise designated, the Chairman of the Nominating and Governance Committee will serve as the presiding Director of regularly scheduled meetings of the Non-Management Directors. Engelhard’s Corporate Governance Guidelines provide that shareholders of Engelhard and other interested parties may communicate with one or more of the Non-Management Directors by mail in care of General Counsel, 101 Wood Avenue, Iselin, New Jersey 08830. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to any specific addressee and any other appropriate Director or Directors for review. Unsolicited commercial materials will be available to any Non-Management Director who wishes to review it.

How are Directors compensated?

        Directors who are not our employees each receive a retainer at the annual rate of $50,000. In addition, Non-employee Directors receive a $1,500 fee for each Board meeting attended. Non-employee Directors also receive a $1,500 fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they serve; and the chairman of the audit and compensation committee receives an additional $10,000 annual retainer, whereas the chairman of each other committee receives an additional $7,500 annual retainer. Directors who are employed by us do not receive any Directors’ fees or retainers.

        Pursuant to our Deferred Stock Plan for Non-Employee Directors (the “Deferred Stock Plan”), each Non-employee Director is credited with deferred stock units, each of which evidences the right to receive a share of Common Stock of Engelhard upon the Director’s termination of service. Deferred stock units had been credited to the accounts of the Non-employee Directors annually on each May 31 with an amount of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to such Non-employee Director then in effect by the average daily closing price per share of Common Stock of Engelhard for the 20 trading days ending two days prior to such date. For years beginning with 2003, the date deferred stock units are credited to accounts of Non-employee Directors has been changed to the record date for payment of dividends on shares of Common Stock of Engelhard occurring in the last month of the second calendar quarter of each year, and deferred stock units will be credited only to Non-employee Directors serving on the May 31 immediately preceding the crediting date. When a regular cash dividend is paid on the Common Stock, the dividend equivalent on deferred stock units is reinvested in additional deferred stock units. The entire balance of a Non-employee Director’s account under the Deferred Stock Plan will be paid to the Non-employee Director, in either a lump sum or installments at the election of such Non-employee Director, in shares of our Common Stock upon the Non-employee Director’s termination of service. If a “change in control” occurs and the Non-employee Director ceases to be a Director or the Deferred Stock Plan is terminated, shares equal to the entire balance of the account will be distributed within 30 days.

        Pursuant to our Stock Bonus Plan for Non-Employee Directors (the “Directors Stock Bonus Plan”), each person who becomes a Non-employee Director prior to June 30, 2006 shall be awarded 7,593 shares of our Common Stock effective as of such person’s election to our Board of Directors. Such shares will tentatively vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director’s service as a Non-employee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service. Shares may be received prior to such date if there has been a “change in control” (as defined in the Directors Stock Bonus Plan). If receipt of shares is accelerated due to a change in control, an additional payment aggregating approximately $194,000 (assuming a change in control date of June 2, 2006 and a share price of $38.00) will be made to compensate for the loss of the tax deferral.

        Pursuant to our 2002 Long Term Incentive Plan, each Non-employee Director in office on the date of the regular meeting of the Board in December of 2005 was granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director will become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65;

options may become exercisable prior to such date if there has been a “change of control” (as defined in the 2002 Long Term Incentive Plan).

        Pursuant to our Deferred Compensation Plan for Directors, Non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director into a cash or stock account. Under our Deferred Compensation Plan for Directors, deferred amounts will be paid at time of a “change in control” (as defined in the Deferred Compensation Plan) if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our Executive Officers and Directors and persons who own more than 10% of a registered class of Engelhard’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such Executive Officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 2005, except that each of Messrs. Dornbusch and Napier inadvertently filed a Form 4 late.

CERTAIN TRANSACTIONS

        Citibank, N.A., a subsidiary of Citigroup Inc., which reported beneficial ownership of more than 5% of our Common Stock for part of 2005, participated with other lenders in lines of credit available to Engelhard under revolving credit facilities. Citibank’s total commitment was $39,000,000 through March 2005, none of which was drawn in 2005. In 2005, Citibank received an annual facility fees of approximately $6,400 for these facilities. The Company uses subsidiaries of Citigroup, as well as other firms, to provide cash management services to Engelhard. Fees to subsidiaries of Citigroup for these services aggregated less than $15,000 in 2005.

        Subsidiaries of Citigroup and other firms, engage in foreign exchange and commodities transactions with Engelhard in the ordinary course of business. All of these transactions are negotiated at arm’s length as principals in competitive markets. During 2005, foreign exchange transactions with subsidiaries of Citigroup aggregated approximately $17,000,000 and metals transactions with subsidiaries of Citigroup aggregated approximately $537,000,000.

        Included in the assets held by the Company’s pension trusts are approximately 65,000 shares of Citigroup Inc. common stock having a market value of $3.2 million at December 31, 2005. Citigroup paid an annualized dividend of $1.76 per share during 2005. Purchases and sales of Citigroup shares were made by independent investment managers and were not material to the Company.

        Vanguard Group, an affiliate of Vanguard Windsor Funds, which reported beneficial ownership of more than 5% of our Common Stock for part of 2005, received $97,353 for administering 401(k) plans for our employees during 2005.

        State Street Bank and Trust Company, which reported beneficial ownership of more than 5% of our Common Stock for part of 2005, provides asset management services for our domestic pension plans. Plan assets under State Street’s management were $52,857,328 at December 31, 2005. Fees paid by the Company’s pension plan trust totaled $26,918 for the year ended December 31, 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth the compensation paid by us for services rendered in all capacities during each of the last three fiscal years to our Chief Executive Officer and our other four most highly compensated Executive Officers.

                                            SUMMARY COMPENSATION TABLE

                                                                                    Long-Term Compensation
                                              Annual Compensation                         Awards (1)
                              --------------------------------------------------    ----------------------
                                                                    Other Annual   Restricted                    All Other
                                                                    Compensation      Stock                     Compensation
                               Year    Salary ($)     Bonus ($)          ($)     Awards ($) (2)    Options (#)   ($) (1)(3)
                               ----    ----------     ---------     ------------ --------------    ----------   ------------
Barry W. Perry ..............  2005    1,130,000    1,300,000        279,874(5)    1,102,013         200,000      238,810(7)
Director, Chairman             2004    1,100,000    1,760,000        238,066(5)      465,067         258,688      679,691(7)
and Chief Executive            2003    1,000,000    2,014,900(4)     169,881(5)    1,000,288         238,388      375,398
Officer

Michael A. Sperduto .........  2005      343,786      533,401             --         303,940          45,424           --
Vice President and             2004      333,773      330,000             --         169,198          67,852       31,339
Chief Financial Officer        2003      307,625      243,400             --         143,434          61,168       29,581

Arthur A. Dornbusch, II .....  2005      340,125      448,040         16,108(6)      230,351          34,112      192,589(7)
Vice President,                2004      333,456      265,000         13,771(6)      142,657          60,172      576,558(7)
General Counsel                2003      325,323      218,100         12,092(6)      135,209          57,460      100,607
and Secretary

Edward T. Wolynic ...........  2005      307,467      465,220             --         242,582          35,284           --
Vice President and             2004      298,512      265,000             --         130,442          55,732       38,180
Chief Technology Officer       2003      267,800      166,700             --          91,342          38,508       36,038

John C. Hess ................  2005      277,700      345,637             --         182,650          18,996       96,294(7)
Vice President,                2004      272,255      215,000             --         101,941          38,660      113,128(7)
Human Resources                2003      261,783      167,400             --          91,486          36,208       54,658

(1)

Our Key Employees Stock Bonus Plan, our Stock Option Plans, our 2002 Long Term Incentive Plan and our 2003 Share Performance Incentive Plan provide for acceleration of vesting in the event of a “change in control.” For information on what constitutes a “change in control,” see “Employment Contracts, Termination of Employment and Change in Control Arrangements” on page 21.

(2)

As of December 31, 2005, Messrs. Perry, Sperduto, Dornbusch, Wolynic and Hess held 74,613, 15,310, 16,091, 11,126 and 10,638 unvested shares, respectively, of stock and stock units, which were awarded pursuant to our Key Employees Stock Bonus Plan and 2002 Long Term Incentive Plan having a market value of $2,249,582, $461,597, $485,144, $335,449 and $320,736, respectively. These amounts do not include the grants of restricted stock which were made in 2006 for services rendered during 2005. Restricted stock awards of Engelhard’s Common Stock granted under the Key Employees Stock Bonus Plan and the restricted stock units granted under the 2002 Long Term Incentive Plan vest in five equal annual installments commencing in the year following the grant (or in the case of the January 2002 award of 29,300 shares to Mr. Perry, such award vests entirely on the fifth anniversary of the date of grant). Vesting will be accelerated upon the occurrence of a “change in control.” We pay dividends on restricted stock and credit dividend equivalents on restricted stock units, if and to the extent paid on Common Stock generally, but pay no dividends on stock options. For information on what constitutes a “change in control,” see “Employment Contracts, Termination of Employment and Change in Control Arrangements” on page 21.

(3)

All amounts for 2003 represent payouts pursuant to restricted cash awards made in 2000 under the Restricted Cash Incentive Compensation Plan. Amounts for 2004 include payments to Messrs. Perry, Sperduto, Dornbusch, Wolynic and Hess of $397,707, $31,339, $106,585, $38,180 and $57,906, respectively, pursuant to the Restricted Cash Incentive Compensation Plan.

(4)

Includes $750,000 awarded under the 2003 Share Performance Incentive Plan. Under this plan, Mr. Perry was entitled to a formula-based cash award if Engelhard’s average closing stock price from January 1, 2003 through December 31, 2003 exceeded $28 and the average return on Engelhard’s Common Stock during that period exceeded the average return on the S&P All Chemicals Index, or, if greater, an award of $750,000 if Engelhard’s average closing stock price for the last twenty trading days of 2003 exceeded 115% of the average closing price for the same period in 2002. The average closing price condition was met, and Mr. Perry’s award has been credited to a deferred compensation account, and will vest in three equal annual installments beginning on the first anniversary of the date of grant. The amount of any vested bonus, together with interest credited thereon, will generally be payable upon termination of Mr. Perry’s employment. Vesting will accelerate upon a termination of Mr. Perry’s employment due to disability, retirement or death, and the award will continue to vest if Mr. Perry’s employment is terminated by Engelhard other than for cause. Vesting will also be accelerated upon the occurrence of a “change in control.” This award is not included in computation of Mr. Perry’s pension benefits.

(5)

Includes $100,000 for financial and tax planning, legal services and life insurance in 2005 and 2004. Also includes $25,000 for life insurance in 2003, $39,376 for supplemental disability insurance coverage in 2005 and $47,068 for supplemental disability insurance coverage in each of 2004 and 2003.

(6)	Represents interest accrued during 2005, 2004 and 2003 in excess of 120% of the applicable federal interest rate with respect to salary deferrals.

(7)

In light of the expiration of certain options held by Messrs. Perry, Dornbusch and Hess during a company-mandated blackout period in 2005 and 2004, the Board authorized cash awards to Messrs. Perry, Dornbusch and Hess, of $238,810, $192,589 and $96,294 in 2005 and awards of $281,984, $469,973, and $55,222 in 2004, respectively, which represented the economic value of the expired options as of the expiration date of the options. These amounts are included in the “All Other Compensation” amount reflected in the Summary Compensation Table.

        The following table sets forth information concerning individual grants of stock options made under the 2002 Long Term Incentive Plan in December 2005 for services rendered during 2005 by each of the named Executive Officers.

                                         Option Grants in Last Fiscal Year
                                                                                                               Grant Date
                                                            Individual Grants                                     Value
                                ------------------------------------------------------------------------      -------------
                                   Number of           % of Total
                                  Securities         Options Granted
                                  Underlying        to Employees for        Exercise or                        Grant Date
                                    Options         Services Rendered       Base Price        Expiration      Present Value
             Name               Granted (#) (1)        During 2005            ($/Sh)             Date            ($) (2)
----------------------------    ---------------     -----------------       ------------      ----------      -------------
Barry W. Perry .............        200,000               38%                   29.95         12/07/2015         1,978,000

Michael A. Sperduto ........         45,424                9%                   29.95         12/07/2015           449,243

Arthur A. Dornbusch, II ....         34,112                6%                   29.95         12/07/2015           337,368

Edward T. Wolynic ..........         35,284                7%                   29.95         12/07/2015           348,959

John C. Hess ...............         18,996                4%                   29.95         12/07/2015           187,870

(1) Options have a ten-year term and vest in four equal annual installments beginning on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 21.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Common Stock during the applicable period. The model assumes:
(a) an option term of 6.75 years, which represents anticipated exercise trends for the named Executive Officers;
(b) interest rate of 4.37% that represents the current yield curve as of the grant date;
(c) an average volatility of approximately 29.87% calculated using average weekly stock prices for the 6.75 years prior to the grant date; and
(d) dividend yield of 1.60% (the annual dividend rate on the grant date divided by the option exercise price). The following table sets forth information concerning each exercise of stock options during 2005 by each of the named Executive Officers and the value of unexercised options at December 31, 2005.

                        Aggregate Option Exercises in 2005 and Values at December 31, 2005

                                                                  Number of Securities
                                  Shares                               Underlying                 Value of Unexercised
                                Acquired on       Value          Unexercised Options at          In-The-Money Options at
                                 Exercise       Realized          December 31, 2005 (#)           December 31, 2005 ($)
                                                               ----------------------------    ----------------------------
Name                                (#)            ($)         Exercisable    Unexercisable    Exercisable    Unexercisable
------------------------------  ------------    --------       -----------    -------------    -----------    -------------
Barry W. Perry ...............     77,500        417,321        1,635,029        686,110        13,786,106      1,196,834
Michael A. Sperduto ..........     20,550        109,118          247,790        173,715         1,930,693        346,097
Arthur A. Dornbusch, II ......     51,250        330,819          548,870        156,152         5,223,024        349,695
Edward T. Wolynic ............      4,275         26,126          207,297        127,585         1,688,624        229,298
John C. Hess .................      6,900         45,615          287,064         96,715         2,655,709        216,542

                                 Long-Term Incentive Plan - Awards in Fiscal 2005

     The  table  below  sets  forth  information  concerning  the grant of  performance  units to each of the named
Executive Officers.

                                   Number of
                                 Shares, Units
                                or Other Rights       Performance                   Estimated Future Payout (1)
                                                                                    ---------------------------
Name                              Granted (1)     Period Until Payout     Threshold ($)     Target ($)        Maximum ($)
-----------------------------   ---------------   -------------------     -------------     ----------        -----------
Barry W. Perry ...............     1,000,000          12/31/2007                0            1,000,000         2,000,000
Michael A. Sperduto ..........       171,893          12/31/2007                0              171,893           343,786
Arthur A. Dornbusch, II ......       170,063          12/31/2007                0              170,063           340,126
Edward T. Wolynic ............       153,734          12/31/2007                0              153,734           307,468
John C. Hess .................        83,310          12/31/2007                0               83,310           166,620

(1)

The long-term performance units were granted as performance units under the 2002 Long Term Incentive Plan. The performance period for the long-term performance units began on January 1, 2005. The value of each long-term performance unit was initially set at $1.00 per unit, and it will increase or decrease based on the performance of the Company in relation to the performance metrics specified annually by the Compensation Committee of the Board of Directors and set forth in the form of long-term performance unit award letter, a form of which is filed as an exhibit to Engelhard’s 2005 Form 10-K filed with the SEC. Upon a change in control (as defined in the 2002 Long Term Incentive Plan) of the Company each long-term performance unit will be valued at $2.00, its maximum value, and that value will be paid in cash at the time of the change in control.

PENSION PLANS

        The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under our qualified defined benefit pension plan, as well as the non-qualified supplemental retirement program. This non-qualified plan provides benefits that would otherwise be denied to participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provides enhanced benefits for certain named key executives, including the individuals named in the Summary Compensation Table, based on remuneration that is covered under the plans and years of service with Engelhard and its subsidiaries.

                                                Pension Plan Table

                                                                        Years of Service
                                         ---------------------------------------------------------------------------------
Final Average Pay                          15 Years         20 Years          25 Years         30 Years          35 Years
---------------------------------------  -----------       ----------       -----------       ----------        ----------
$     400,000 .........................   $  132,294       $  180,294        $  228,294       $  276,294        $  276,294
      600,000 .........................      204,294          276,294           348,294          420,294           420,294
      800,000 .........................      276,294          372,294           468,294          564,294           564,294
    1,000,000 .........................      348,294          468,294           588,294          708,294           708,294
    1,200,000 .........................      420,294          564,294           708,294          852,294           852,294
    1,400,000 .........................      492,294          660,294           828,294          996,294           996,294
    1,600,000 .........................      564,294          756,294           948,294        1,140,294         1,140,294
    1,800,000 .........................      636,294          852,294         1,068,294        1,284,294         1,284,294
    2,000,000 .........................      708,294          948,294         1,188,294        1,428,294         1,428,294
    2,200,000 .........................      780,294        1,044,294         1,308,294        1,572,294         1,572,294
    2,400,000 .........................      852,294        1,140,294         1,428,294        1,716,294         1,716,294
    2,600,000 .........................      924,294        1,236,294         1,548,294        1,860,294         1,860,294
    2,800,000 .........................      996,294        1,332,294         1,668,294        2,004,294         2,004,294
    3,000,000 .........................    1,068,294        1,428,294         1,788,294        2,148,294         2,148,294
    3,200,000 .........................    1,140,294        1,524,294         1,908,294        2,292,294         2,292,294
    3,400,000 .........................    1,212,294        1,620,294         2,028,294        2,436,294         2,436,294
    3,600,000 .........................    1,284,294        1,716,294         2,148,294        2,580,294         2,580,294

        A participant’s remuneration covered by our pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 17, credited years of service under the plans as of December 31, 2005 are as follows: Mr. Perry, 17 years; Mr. Sperduto, 22 years; Mr. Dornbusch, 29 years; Mr. Wolynic, 10 years; and Mr. Hess, 21 years. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

        Engelhard entered into an employment agreement with Mr. Perry dated as of August 2, 2001. The initial term of the agreement was extended until December 31, 2003. Mr. Perry’s employment agreement is automatically extended for successive periods so that the remaining term shall always be twelve months, unless notice of intention not to extend shall have been given in writing twelve months prior to the expiration of any extended term. The agreement will terminate no later than December 31, 2011. The agreement provides for an annual salary of not less than $750,000 for calendar year 2001, $900,000 for calendar year 2002 and $1,000,000 for calendar year 2003, with increases thereafter to be determined by the Compensation Committee of the Board of Directors. In addition, the employment agreement provides for participation in Engelhard’s annual incentive program with target award amounts (not less than one-third of which shall be in the form of a cash bonus) of 75% of the annual salary for 2001, 100% of the annual salary for 2002, and 125% of the annual salary for 2003 and thereafter. The agreement (and similar arrangements established by the Compensation Committee) also provided for a formula-based grant of additional equity awards for 2001, 2002, 2003 and 2004 if Engelhard’s average closing stock price and the total return on Engelhard’s Common Stock met designated targets. Mr. Perry received awards under these arrangements for 2001 and 2003. Mr. Perry also received an additional five years of credited service under our supplemental retirement program, is entitled to participate in the benefit plans of Engelhard and is entitled to certain other perquisites. The agreement as amended also provides for payment of $100,000 per year to be used by Mr. Perry for financial planning, legal, tax planning and similar services or for life insurance in lieu of any death benefit or survivors’ coverage other than that generally available to all executives, to be allocated as determined by Mr. Perry.

        In the event Engelhard terminates Mr. Perry’s employment other than for cause (as defined in the agreement) or in the event Mr. Perry terminates his employment for good reason (as defined in the agreement), the employment agreement provides that Mr. Perry will receive an amount equal to two times the lesser of (i) 4.5 times his then current annual base salary or (ii) the average for the three calendar years preceding such calculation of the sum of Mr. Perry’s annual base salary, annual bonus and the grant date cash value of equity based awards. Amounts payable pursuant to this termination provision will be reduced, but not below zero, by certain severance amounts paid to Mr. Perry under the Change in Control Agreements described below. Upon any such termination, Mr. Perry will also be entitled to continued benefits for two years following such termination.

        Pursuant to our Change in Control Agreements, we will provide severance benefits in the event of a termination of an Executive (as defined), except a termination:

    (1)        because of death,

    (2)        because of “Disability,”

    (3)        by Engelhard for “Cause,” or

    (4)        by the Executive other than for “Good Reason,”

for the period beginning on the date of a “Potential Change in Control” (as such terms are defined in the Change in Control Agreement) or “change in control” (as defined below) and ending on the third anniversary of the date on which a “change in control” occurs. The severance benefits include:

(1)	the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued;

(2)	an amount equal to a pro-rated incentive pool award under our Incentive Compensation Plan, determined as set forth in the Agreement;

(3)	an amount equal to two times the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;

(4)	continued coverage under our life, disability, health, dental and other employee welfare benefit plans for up to two years;

(5)	continued participation and benefit accruals under our Supplemental Retirement Program for two years following the date of termination; and

(6)	an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

        Each of Messrs. Perry, Sperduto, Dornbusch and Hess is defined as an Executive.

        On January 20, 2006, our Board, upon recommendation of the Company’s Compensation Committee, approved a Change in Control Agreement with our Vice President and Chief Technology Officer, Dr. Wolynic. Pursuant to this agreement, we will provide severance benefits to Dr. Wolynic in the event of termination of his employment, except a termination: (1) by Engelhard for “Cause,” or (2) by Dr. Wolynic other than for “Good Reason,” within the period beginning on the date of a “Potential Change in Control” (as such terms are defined in the Change in Control Agreement) or “change in control” (as defined below) and ending on the third anniversary of the date on which a “change in control” occurs.

        The severance benefits include:

(1)	the payment of salary through the date of termination together with salary in lieu of accrued vacation;

(2)	an amount equal to two times the sum of his base salary and the cash value of his target incentive compensation awards for the year of the change in control, determined as set forth in the agreement;

(3)	continued participation in the Company’s group medical and dental plans for up to two years following the date of termination; and

(4)	an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

        Approximately $65.4 million would be payable to all officers, including approximately $61.9 million which would be payable to Executive Officers, assuming a qualifying termination occurred on June 2, 2006 and a share price of $38.00. Amounts payable under the agreements are in addition to the amounts payable under the other plans described herein.

        In order to address the uncertainty in the application of the recently adopted rules under the Internal Revenue Code of 1986 governing deferred compensation and to ensure that any amendments necessary to bring the Company’s plans and agreements into compliance with those rules are timely made, on January 20, 2006 our Board, upon recommendation of the Compensation Committee, approved letter agreements with each of the Executive Officers with a Change in Control Agreement with the Company. The letter agreements:

(1)

obligate the Company to make timely amendments necessary to bring the Company’s plans and agreements into compliance with the new deferred compensation rules in a manner that does not reduce the economic value to the executives;

(2)	obligate the Executive Officers to not unreasonably withhold their consent to such amendments and report for tax purposes on a basis consistent with the Company’s reporting; and

(3)	provide that the Company will indemnify the Executive Officers, on an after-tax basis, against any additional tax or interest imposed due to failure to comply with the deferred compensation rules.

In addition, if compliance with the rules requires that payment of amounts to the Executive Officers be deferred from the date otherwise payable, the deferred amounts would be deposited in the Company’s Supplemental Retirement Trust for the benefit of the Executive Officer.

        For purposes of our Change in Control Agreements, a “change in control” is triggered if one of the following occurs:

(1)

twenty-five percent or more of our outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of persons, other than the groups presently owning the same, or

(2)	a majority of our Board of Directors ceases to consist of the existing membership or successors approved by the existing membership or their similar successors, or

(3)	shareholders approve a reorganization or merger with respect to which the persons who were the beneficial owners of our outstanding voting securities immediately prior thereto do not, following the reorganization or merger, beneficially own more than 60% of the outstanding voting securities of the corporation resulting from the reorganization or merger in substantially the same proportions as their ownership of our voting securities immediately prior thereto, or

    (4)        shareholder approval of either:

    (a)        a complete liquidation or dissolution of Engelhard or

(b)

a sale or other disposition of all or substantially all of the assets of Engelhard, other than to a corporation, with respect to which following such sale or other disposition, more than 60% of Engelhard’s outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

Stock Option, Stock Bonus and 2002 Long Term Incentive Plans

        Our Key Employees Stock Bonus Plan, our Stock Option Plans and our 2002 Long Term Incentive Plan, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of a “change in control” as defined above, except that a “change in control” is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of Engelhard’s outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same. If vesting of awards under the Key Employees Stock Bonus Plan is accelerated, an additional payment will be made to compensate for the loss of tax deferral.

        Pursuant to the terms of the plans as previously approved by the Company’s shareholders, upon a change in control of the Company:

(1)	1,189,161 unvested options to purchase shares held by directors and executive officers, with a weighted average exercise price of $28.63 per share, will vest and become exercisable;

(2)	160,875 unvested shares of restricted stock held by executive officers will vest and no longer be subject to forfeiture; and

(3)	12,882 unvested restricted stock units held by an executive officer will vest and shares will be distributed pursuant thereto at the time of a change in control.

        In the case of restricted stock units and restricted shares, aggregate additional payments of approximately $365,000 (assuming a change in control date of June 2, 2006 and a share price of $38.00) will be made to executive officers to compensate for the lost tax deferral.

        Also, pursuant to the terms of the plan under which they were granted, which was previously approved by the Company’s shareholders, 3,737,567 long-term performance units held by executive officers will vest and will each be valued at $2.00. Such value will be paid in cash at the time of the change in control.

Deferred Compensation Plans; Supplemental Retirement Program

        Unless a contrary advance election is made, amounts deferred under our Deferred Compensation Plan for Key Employees will be paid in a lump sum upon a “change in control” (a “change in control” for this purpose will occur if either (1) or (2) in the above definition of “change in control” under the Change in Control Agreements occurs). If payments are so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral. Under our Directors and Executives Deferred Compensation Plans, which provided for elective deferrals of compensation earned for years from 1986 through 1993, deferred amounts will be paid at the time of an “acquisition of a control interest” if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, aggregate additional payments of approximately $6.3 million (assuming a change in control date of June 2, 2006 and a share price of $38.00) will be made to current executive officers and directors in order to compensate for the loss of tax deferral resulting from the accelerated payment. In addition, certain supplemental retirement benefits under our Supplemental Retirement Program will vest upon a “change in control” (defined as described above in the case of the Change in Control Agreements).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Under the overall direction of the Compensation Committee of the Board of Directors and in accordance with our Stock Option Plans and Long Term Incentive Plan approved by our shareholders, we have developed and implemented compensation programs designed to:

        • Attract and retain key employees who can build and continue to grow a successful company;

        • Provide incentives to achieve high levels of company, business, and individual performance; and

        •  Maintain and enhance alignment of employee and shareholder interests.

        The Compensation Committee is composed entirely of Non-employee Directors individually noted as signatories to this report.

        The Compensation Committee is responsible for overseeing the development and for review and approval of:

      • Overall compensation policy;

• Salaries for the Chief Executive Officer and for approximately 18 other senior managers worldwide;

• Aggregate cash incentive awards for Engelhard and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 18 other senior managers worldwide;

• Plan design and policies related to senior management and employee awards of options and restricted stock; and

• Individual grants under the Stock Option Plans, Stock Bonus Plan and other awards under the Incentive Compensation Plan for Key Employees to the Chief Executive Officer and other senior employees worldwide.

        In exercising those responsibilities and in determining the compensation in particular of Mr. Perry and in general of other senior managers individually reviewed, the Committee examines and sets:

      1. Base Salary

        The Compensation Committee reviews salaries annually against industry practices as determined by a number of professional outside consultants who conduct annual surveys. Our current competitive target is to pay at or above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on our target and its actual competitive position. A market analysis was done on the existing salary structure in 2005 and it was determined that no major structure adjustments were necessary. Likewise, merit budgets are established based on a competitive target, actual competitive position, and our desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

        Individual merit adjustments are based upon the managers’ quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, free cash flow, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals’ positions in their respective salary-ranges.

    Mr. Perry’s salary was increased 3.1% for 2006 in accordance with competitive practice. Base salary continues to be less than one-fourth of total compensation for Mr. Perry and generally less than one-half of total compensation for other senior management. This reflects our emphasis on non-fixed compensation, which varies with Engelhard performance, and on other equity vehicles which are closely aligned with shareholder interests.

      2. Annual Cash and Long Term Incentive Compensation

        In October 2004, the Compensation Committee adopted a new Incentive Compensation Plan, applicable to key employees worldwide, to replace the prior Management Incentive Plan. The redesigned Plan essentially reduced the amount of equity (stock options and restricted stock) with an approximately corresponding increase to cash bonuses and the introduction of a new Long-Term Performance Unit program.

        Our Incentive Compensation Plan integrates incentive compensation vehicles (cash bonus awards, long-term performance units, restricted stock and stock options) to link total compensation for the participant with both competitive practice and the performance of Engelhard and/or the applicable business unit and the individual. The Plan facilitates clarity of performance expectations and encourages the identification and commitment to exceptional results.

        Overall incentive pools are established consisting of cash, restricted stock and stock options. The level of the pool generated for Engelhard overall and each business group depends upon actual performance against targets established at the beginning of each year (which, for executive officers, is based on Engelhard’s earnings per share). The pools are determined by a formula based on the base salary and band level of each eligible employee in the pool (including specific designations for Mr. Perry) and the actual performance of Engelhard and/or its business units against specific predetermined levels of earnings targets. A threshold level is established for each pool below which incentives will not normally be paid. Engelhard’s Compensation Committee may adjust these pools up or down in its sole discretion. Once each group’s pool is established, individual performance based awards are made based on the individual’s performance and the performance of the group. In addition, through awards of long-term performance units, eligible plan participants will have the opportunity to earn additional cash compensation contingent upon the attainment of cumulative three-year weighted performance objectives. The initial grant is based upon a percentage of base salary, which varies depending on band level.

        The value of total direct compensation, which includes both base salary and awards made for services in 2005 under Engelhard’s Incentive Compensation Plan, for all managers eligible under the Plan increased by 11% from 2004. As provided under the Plan, the level of the pool generated for Engelhard overall and each business group depends upon that group’s actual performance against targets established at the beginning of 2005. Once each group’s pool was established, awards were made as described above. In assessing the appropriate level of compensation for Mr. Perry, the Compensation Committee retained an independent compensation consultant, which was charged with reviewing both competitive practice and the Company’s performance against applicable comparator companies to ensure that Mr. Perry’s compensation was properly aligned with shareholders’ interests and to further ensure that his compensation was aligned with performance. As part of this process the Company’s performance against a peer group of companies was assessed; among the measures reviewed were one and three year results for operating margin, return on invested capital, total shareholder return, and return on average assets. In addition to these measures the Compensation Committee considered certain other factors in determining Mr. Perry’s compensation. Among those other factors were his organizational leadership, strategic focus Board, shareholder and analyst relationships and succession planning. As a result of all these considerations the Compensation Committee decided that Mr. Perry’s total direct compensation, which includes base salary plus the value of all awards and grants under the Incentive Compensation Plan, should be generally consistent with the target compensation established by the Compensation Committee for 2005. In addition, the Compensation Committee directed that the same independent compensation consultant retained to assess Mr. Perry’s compensation prepare a similar assessment for all senior executives, using similar methodologies and market data. The Compensation Committee considered the results of that assessment in determining executives’ 2006 base salaries and incentive compensation for 2005.

         a. Annual Cash Incentive Program

This program is designed to provide focus on expected annual results and recognition of accomplishment for the year.

For 2005, actual cash payments determined under the Incentive Compensation Plan, including the cash incentive payments to all Executive Officers, were 94% of the competitively defined pool as factored for performance.

For the year 2005, Mr. Perry received a cash incentive award of $1,300,000, compared with $1,760,000 for 2004. Total cash compensation paid to eligible participants reflects competitive practice for results achieved and is projected to be around the 75th percentile of competitive practice for those employees in businesses whose achievement of targeted results and whose individual performance warrants such compensation.

         b. Restricted Stock

Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in Engelhard. Eligible employees are reviewed annually for award grants determined in the manner previously described.

The total restricted stock value under the Incentive Compensation Plan granted to Executive Officers and other participants for 2005 was 87% of the plan generated pool. The Committee determines the dollar amount of the restricted stock pool for the year, which is then converted to restricted stock.

For the year 2005, Mr. Perry received a restricted stock award of 27,030 shares under the Key Employees Stock Bonus Plan. For 2004, Mr. Perry received a restricted stock award of 15,420 shares under the Key Employees Stock Bonus Plan.

         c. Stock Options

Our Stock Option Plans have been designed to link employee compensation growth directly to growth in share price. Senior managers worldwide, including all the Executive Officers, are reviewed for annual stock option grants determined under the Incentive Compensation Plan in the manner previously described. Options vest in equal increments over four years, are granted with an exercise price equal to the fair market value per share on the date of grant, and normally have a ten-year life. Options granted for 2005 under the Incentive Compensation Plan were 87% of the pool generated.

For the year 2005, Mr. Perry received 200,000 stock option awards under the Incentive Compensation Plan. He received 258,688 stock options for 2004.

In light of the expiration of certain options held by employees during a company-mandated blackout period in 2005, the Compensation Committee authorized cash awards to those employees in an aggregate amount of $895,537, which represented the economic value of the expired options as of the expiration date of the options.

         d. Long-Term Performance Units

As part of the Incentive Compensation Plan, long-term performance units were granted to key employees, including all of the Executive Officers. The long-term performance units were granted as performance units under the 2002 Long Term Incentive Plan. The performance period for the long-term performance units began on January 1, 2005 and will end on December 31, 2007. The value of each long-term performance unit was initially set at $1.00 per unit, and it will increase or decrease based on the performance of the Company in relation to the performance metrics set forth in the award agreements. An aggregate of 1,854,440 long-term performance units were awarded to Executive Officers for 2005, including an award of 1,000,000 units to Mr. Perry. Upon a “change in control” of the Company each long-term performance unit will be valued at $2.00, its maximum value, and that value will be paid in cash at the time of the change in control.

The Committee directs the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Perry and other individual senior managers and employee groups. The Committee is generally satisfied that relevant competitive data and achievements of Engelhard indicate the compensation design supported the objectives of attracting and retaining key talent, providing incentives for superior performance, and aligning employee and shareholder interests.

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of Engelhard) to no more than $1 million each. The Committee is aware of this limitation and will continue to consider tax consequences as well as other relevant factors in connection with compensation decisions.

Compensation Committee

Marion H. Antonini James V. Napier Henry R. Slack

Performance Graph

Comparison of Five-Year Cumulative Total Returns

Among Engelhard Corporation, S&P 500 Index

and All S&P Chemicals

                                                                                   December 31,
                                                          2000        2001        2002        2003       2004        2005
                                                         ------      ------      ------      ------     ------      ------
Engelhard Corporation .............................      100.00      138.00      113.15      154.07     160.08      159.98
S&P 500 Index .....................................      100.00       88.11       68.64       88.33      97.94      102.75
All S&P Chemicals .................................      100.00      103.09       98.55      124.76     151.03      149.76

(a) Assumes $100 invested on December 31, 2000 in each referenced group with reinvestment of dividends.
(b) The All S&P Chemicals index includes all 41 companies (including Engelhard) in all chemical subindices from the S&P 1500.

REPORT OF AUDIT COMMITTEE

General

        The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (a) the integrity of Engelhard’s financial statements, (b) the independent auditor’s qualifications and independence, (c) the performance of Engelhard’s internal audit function and independent auditors and (d) Engelhard’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint and terminate Engelhard’s independent auditors. The Audit Committee is composed of all independent directors and operates under a written charter adopted and approved by the Board of Directors. During the fiscal year 2005, the Audit Committee held 10 meetings.

        It is not the responsibility of the Audit Committee to plan or conduct audits, determine that Engelhard’s financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles, or to certify Engelhard’s financial statements. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to guarantee the independent auditor’s report or to assure compliance with laws and regulations and Engelhard’s Policies of Business Conduct.

        Based on the Audit Committee’s review of the audited financial statements as of and for the fiscal year ended December 31, 2005 and its discussions with management regarding such audited financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), its discussions with the independent auditors regarding such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61 (Communication With Audit Committees) and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2005 be included in Engelhard’s Annual Report on Form 10-K for such fiscal year.

Audit Committee

Douglas G. Watson	David L. Burner	James V. Napier

        The foregoing Audit Committee Report shall not be incorporated by reference into any of Engelhard’s prior or future filings with the SEC, except as otherwise explicitly specified by Engelhard in any such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP (“E&Y”) expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

Fees Billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2005 and December 31, 2004

      Audit Fees

        The aggregate audit fees billed to Engelhard by E&Y, which consists principally of services rendered in connection with the audit of Engelhard’s financial statements included in Engelhard’s Annual Report on Form 10-K and internal controls over financial reporting for Fiscal Year 2005, the review of Engelhard’s financial statements included in Engelhard’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2005 and statutory audits in non-U.S. locations, totaled $5,369,000 as compared to $5,199,000 for the fiscal year ended December 31, 2004.

      Audit-Related Fees

        The aggregate fees billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2005 and December 31, 2004 for audit-related services totaled $614,000 and $400,000, respectively. Audit-related fees consist principally of fees for due diligence reviews, audits of financial statements of certain employee benefit plans and audits of government research programs.

      Tax Fees

        The aggregate fees billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2005 and December 31, 2004 for tax services totaled $892,000 and $762,000, respectively. Tax fees consist of tax planning and tax compliance services.

      All Other Fees

        No other fees were incurred or billed to Engelhard by E&Y during each of the fiscal years ended December 31, 2005 and December 31, 2004, other than those described above.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee considered and concluded that the provision of non-audit services by E&Y is compatible with maintaining auditor independence.

        Audit fees are reviewed and explicitly approved by the Audit Committee on an annual basis. Engelhard’s Audit Committee has established detailed policies and procedures for the pre-approval of audit, audit-related, tax and other services. These procedures include review and approval of the nature of permissible services in 31 specific service categories. The Audit Committee has pre-approved fees within nine service categories. Additionally, and notwithstanding any pre-approval, any individual service for $100,000 or more requires explicit review and approval of the Audit Committee before the auditor is engaged. The Chairman of the Audit Committee has authority to approve engagements within permitted service categories on an interim basis, subject to review at the next Audit Committee meeting.

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors is required by law and applicable New York Stock Exchange rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The Audit Committee has appointed E&Y as the independent registered public accounting firm for the year ending December 31, 2006. While shareholder ratification is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the selection of E&Y to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

        The Board of Directors recommends a vote FOR the proposal to ratify the selection of E&Y as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2006. The persons designated as proxies will vote FOR the ratification of E&Y as the Company’s independent registered public accounting firm, unless otherwise directed.

FUTURE SHAREHOLDER PROPOSALS

How do I make a proposal for the 2007 Annual Meeting?

        The deadline for you to submit a proposal pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”) is December 29, 2006. Any shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act must be received by us after February 3, 2007 and before March 6, 2007. If received by us after March 6, 2007, then our proxy for the 2007 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2007 Annual Meeting.

HOUSEHOLDING

        The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Investor Relations Department, Engelhard Corporation, 101 Wood Avenue, Iselin New Jersey 08830.

        If you are currently a shareholder sharing an address with another shareholder and wish to have your future proxy statements and annual reports householded (i.e., receive only one copy of each document for your household) please contact us at the above address.

PARTICIPANTS IN THE SOLICITATION

        Under applicable regulations of the SEC, each member of the Engelhard Board, the director nominees at this year’s Meeting and Messrs. Dresner, Lowen, Wolynic and Bell may be deemed to be a “participant” in Engelhard’s solicitation of proxies in connection with the meeting. For information on each participant please refer toAppendix B to the proxy statement.

OTHER MATTERS

        At the date of this proxy statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Engelhard.

By Order of the Board of Directors

ARTHUR A. DORNBUSCH, II

Vice President, General Counsel
and Secretary

May 12, 2006

APPENDIX A

Engelhard Corporation

Director Independence Standards

        The Board of Directors of Engelhard Corporation (the “Company”) has adopted the following standards to assist it in making determinations of independence in accordance with the NYSE Corporate Governance rules.

Employment Relationships

A director will be deemed to be independent unless, within the preceding three years:

• such director
• is or was an employee of the Company or any of the Company’s subsidiaries, other than an interim Chairman or Chief Executive Officer or other executive officer;

• is a current partner of the Company's internal or external auditor; o is a current employee of the Company's internal or external auditor; or
• was (but is no longer) a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time.

• any immediate family member of such director o is or was an executive officer of the Company or any of the Company's subsidiaries; o is a current partner of the Company's internal or external auditor;
• is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

• was (but is no longer) a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time.

Compensation Relationships

A director will be deemed to be independent unless, within the preceding three years:

        • such director has received during any twelve-month period more than $100,000 in direct compensation from the Company or any of its subsidiaries other than: (i) director and committee fees; (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and (iii) compensation received for former service as an interim Chairman or Chief Executive Officer or other executive officer; or

        • an immediate family member of such director has received during any twelve-month period more than $100,000 in direct compensation from the Company or any of its subsidiaries as a director or executive officer other than: (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service.

Commercial Relationships

A director will be deemed to be independent unless:

        • such director is a current employee of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

        • an immediate family member of such director is a current executive officer of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

A-1

Charitable Relationships

A director will be deemed to be independent unless such director is an executive officer of a tax-exempt organization that, within the preceding three years, received contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues; unless the Board determines such relationships not to be material or otherwise consistent with a Director’s independence.

Interlocking Directorates

A director will be deemed to be independent unless, within the preceding three years:

        • such director is or was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executive officers at the same time serves or served on that company’s compensation committee; or

        • an immediate family member of such director is or was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives at the same time serves or served on that company’s compensation committee.

Other Relationships

For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

        For purposes of the standards set forth above, “immediate family member” means any of such director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) and anyone (other than a domestic employee) who shares such director’s home. For purposes of the standards set forth above, “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries shall be deemed officers of the Company if they perform such policy-making functions for the Company.

        These standards shall be interpreted in a manner consistent with the New York Stock Exchange Corporate Governance Rules.

A-2

APPENDIX B

Information Concerning the Solicitation of Proxies

        Engelhard is soliciting the proxies solicited by this proxy statement. Engelhard will solicit proxies by mail, telephone, facsimile, press releases and in person. Solicitations may be made by directors, officers and employees of Engelhard, none of whom will receive additional compensation for such solicitations. Engelhard will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares they hold of record. Engelhard will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

        Engelhard has retained MacKenzie to assist it in connection with Engelhard’s communications with its shareholders with respect to the offer, as information agent with respect to the self-tender offer and such other advisory services as may be requested from time to time by Engelhard. Engelhard has agreed to pay MacKenzie customary compensation for its services and reimbursement of out-of-pocket expenses in connection therewith. Engelhard has also agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with the engagement. MacKenzie estimates it will use approximately 50 employees to solicit proxies from individuals, brokers, bank nominees and other institutional holders.

        Engelhard has retained Merrill Lynch & Co. (“Merrill”) as its independent financial advisor in connection with Engelhard’s analysis and consideration of, and response to, the offer and with respect to any acquisition of control over Engelhard, as well as a co-dealer manager with respect to the self-tender offer. For these services, Engelhard has agreed to pay Merrill customary fees for such services; to reimburse Merrill for all reasonable and customary expenses, including reasonable attorneys fees and disbursements; and to indemnify Merrill and certain related persons against liabilities related to, arising out of or in connection with the engagement.

        In connection with Merrill’s engagement as financial advisor, it is possible that certain employees of Merrill may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Engelhard for the purpose of assisting in the solicitation of proxies for the annual meeting. Merrill will not receive any fee for, or in connection with, such solicitation activities apart from the fees to which it may otherwise be entitled to receive as described above. Except as otherwise provided below, Merrill does not admit that it or any of its directors, officers, employees or affiliates is a “participant,” as defined in Schedule 14A promulgated by the SEC, or that Schedule 14A requires the disclosure of certain information concerning Merrill.

        JP Morgan Securities Inc. (“JPMorgan”) was retained as a financial advisor to Engelhard to render a fairness opinion to the Board of Directors with respect to the consideration to be received by Engelhard in connection with any acquisition by a third party of a material portion of Engelhard. Engelhard has agreed to pay JPMorgan customary fees for such services; to reimburse JPMorgan for all expenses, including reasonable fees and disbursements of legal counsel; and to indemnify them and certain related persons against certain liabilities related to, arising out of, or in connection with its engagement. In connection with the self-tender offer, J.P. Morgan will act as co-dealer manager.

        Each of JPMorgan and JP Morgan Chase (“JPMorgan Chase”) and their affiliates, and Merrill Lynch and their affiliates, in the past have provided, and in the future may provide financial advisory and financing services to the Company, for which services they have received, and would expect to receive, compensation. In addition, JPMorgan Chase, an affiliate of JPMorgan, and Merrill Lynch and their respective affiliates have provided a commitment letter, subject to customary conditions, to provide a bridge credit facility to initially fund the self-tender offer pursuant to which they will be paid customary fees as described in Section 9 of the Offer to Purchase.

        Engelhard estimates that total costs relating to the solicitation of proxies (excluding costs relating to the offer) are expected to be approximately $1,000,000, including fees payable to MacKenzie. To date, Engelhard has incurred approximately $300,000 in communicating with its shareholders in connection with this proxy solicitation. Actual expenditures may vary materially from this estimate, however, as many of the expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this proxy statement and any other related materials and the cost of communicating with Engelhard’s shareholders will be borne by Engelhard.

Information Concerning Participants in the Solicitation

        Under applicable SEC regulations, Messrs. Antonini, Slack, Sperduto, Burner, Minigh, Napier, Lebec, Perry, Watson, Bell, Dresner, Lowen and Wolynic may be deemed to be “participants” in our solicitation of proxies for the meeting. The following is provided for those individuals.

Name, Present Principal Occupation and Principal Business Address for each Participant

                Name                      Present Principal Occupation                        Principal Business Address
-----------------------------            -----------------------------                        --------------------------
DIRECTORS & DIRECTOR NOMINEES
Marion H. Antonini                       Operating Principal, Kohlberg & Company              101 Wood Avenue
                                                                                              Iselin, NJ 08830

Henry R. Slack                           Chairman, Terra Industries, Inc.                     325 Columbia Turnpike
                                                                                              Florham Park, NJ 07932

Michael A. Sperduto                      Vice President and Chief Financial Officer,          101 Wood Avenue
                                         Engelhard Corporation                                Iselin, NJ 08830

David L. Burner                          Retired Chairman & CEO,                              101 Wood Avenue
                                         Goodrich Corporation                                 Iselin, NJ 08830

Howard L. Minigh                         Owner, HM Advisors, LLC                              81 Alize Drive
                                                                                              Kinnelon, NJ 07405

James V. Napier                          Retired Chairman of the Board,                       3325 Lenox Road
                                         Scientific-Atlanta, Inc.                             Suite 750
                                                                                              Atlanta, GA 30326
Alain Lebec                              Member and Senior Managing                           622 Third Avenue
                                         Director of Brock Capital Group LLC                  New York, NY 10017
Barry W. Perry                           Chairman and Chief Executive                         101 Wood Avenue
                                         Officer, Engelhard Corporation                       Iselin, NJ 08830

Douglas G. Watson                        Chief Executive Officer,                             52 Liberty Corner Rd.
                                         Pittencrieff Glen Associates                         Far Hills, NJ 07931
EXECUTIVE OFFICERS, OFFICERS AND
EMPLOYEES WHO ARE NOT DIRECTORS
OR DIRECTOR NOMINEES
Gavin A. Bell                            Vice President, Investor Relations,                  101 Wood Avenue
                                         Engelhard Corporation                                Iselin, NJ 08830

Mark Dresner                             Vice President, Corporate Communications,            101 Wood Avenue
                                         Engelhard Corporation                                Iselin, NJ 08830

Ted Lowen                                Director, Corporate Communications                   101 Wood Avenue
                                                                                              Iselin, NJ 08830

Edward T. Wolynic                        Vice President and Chief Technology Officer          101 Wood Avenue
                                                                                              Iselin, NJ 08830

Ownership of Engelhard

        To the extent not already included in this proxy statement, the number of shares of Engelhard Common Stock directly or indirectly beneficially owned as of March 15, 2006 by the Participants listed above is set forth below. The information includes shares that may be acquired by the exercise of stock options within sixty days of such date.

                Name                                 Shares                             Percent
---------------------------------------------       --------                            -------
Gavin A. Bell ...............................          4,134                               *
Mark Dresner ................................        179,081                               *
Ted Lowen ...................................         12,654                               *

* Represents beneficial ownership of less than 1%.

        Except as otherwise set forth in this proxy statement, none of Messrs. Antonini, Slack, Sperduto, Burner, Minigh, Napier, Lebec, Perry, Watson, Bell, Dresner, Lowen and Wolynic (i) is the beneficial or record owner of any shares of our Common Stock, (ii) has purchased or sold any shares of our Common Stock since January 1, 2004, borrowed any funds for the purpose of acquiring or holding any shares of our Common Stock, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any shares of our Common Stock, or (iii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Arrangements with Engelhard

        Except as otherwise set forth in this proxy statement, none of Messrs. Antonini, Slack, Sperduto, Burner, Minigh, Napier, Lebec, Perry, Watson, Bell, Dresner, Lowen and Wolynic nor any of their associates, has any arrangement or understanding with any person (i) with respect to any future employment by Engelhard or its affiliates or (ii) with respect to future transactions to which Engelhard or any of its affiliates will or may be a party, or any material interest, direct or indirect, in any transaction that has occurred since January 1, 2005, or any currently proposed transaction or series of similar transactions, which Engelhard or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

Transactions in Ownership of Engelhard Common Stock

        The following table sets forth the acquisitions and dispositions of shares of our Common Stock made by Messrs. Antonini, Slack, Sperduto, Burner, Napier, Perry, Watson, Bell, Dresner, Lowen and Wolynic since January 1, 2004. Neither Mr. Minigh nor Mr. Lebec, acquired or disposed of shares of our Common Stock since January 1, 2004. Unless otherwise indicated, all transactions were in the public market other than acquisitions pursuant to deferred compensation plans or acquisitions upon exercise of options and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring and holding such securities:

                         Date of        Nature of        No. of
Name                   Transaction     Transaction       Shares                        Transaction Type
-------------------    -----------     -----------     ---------       ------------------------------------------------------
Antonini, Marion        3/15/2006      Acquisition      1,208.41       Acquired pursuant to deferred compensation plans
                       12/15/2005      Acquisition      1,233.57       Acquired pursuant to deferred compensation plans
                       12/07/2005      Disposition     15,000.00       Sale upon exercise of options
                        9/15/2005      Acquisition      1,169.72       Acquired pursuant to deferred compensation plans
                        6/15/2005      Acquisition      1,739.23       Acquired pursuant to deferred compensation plans
                        3/15/2005      Acquisition      1,356.03       Acquired pursuant to deferred compensation plans
                       12/15/2004      Acquisition      1,095.89       Acquired pursuant to deferred compensation plans
                        9/15/2004      Acquisition      1,023.34       Acquired pursuant to deferred compensation plans
                        6/15/2004      Acquisition      1,413.20       Acquired pursuant to deferred compensation plans
                        3/15/2004      Acquisition      1,314.74       Acquired pursuant to deferred compensation plans
Bell, Gavin A.          2/1/2006       Disposition         54.00       Transfer to satisfy minimum withholding tax obligation
                                                                       on vesting of restricted share awards pursuant to plan
Burner, David           3/15/2006      Acquisition          3.71       Acquired pursuant to deferred compensation plans
                       12/15/2005      Acquisition          5.04       Acquired pursuant to deferred compensation plans
                        9/15/2005      Acquisition          5.21       Acquired pursuant to deferred compensation plans
                        6/15/2005      Acquisition        684.80       Acquired pursuant to deferred compensation plans
                        3/15/2005      Acquisition          2.17       Acquired pursuant to deferred compensation plans
                       12/15/2004      Acquisition          1.97       Acquired pursuant to deferred compensation plans
                        9/15/2004      Acquisition          2.10       Acquired pursuant to deferred compensation plans
                        6/15/2004      Acquisition        536.36       Acquired pursuant to deferred compensation plans

                         Date of        Nature of        No. of
Name                   Transaction     Transaction       Shares                        Transaction Type
--------------------   -----------     -----------      --------       ------------------------------------------
Dresner, Mark          02/01/2006      Disposition        867.00       Transfer to satisfy minimum withholding tax obligation
                                                                       on vesting of restricted share awards pursuant to plan
                       12/02/2005      Disposition      1,050.00       Sale upon exercise of options
                       12/02/2005      Disposition      8,100.00       Sale upon exercise of options
                        2/3/2004       Acquisition      4,275.00       Acquired upon exercise of options pursuant to
                                                                       Stock Option Plan
                        2/3/2004       Disposition      3,332.00       Transfer to pay exercise price and withholding
                                                                       obligation upon exercise of options
Lowen, Ted              2/1/2006       Disposition        218.00       Transfer to satisfy minimum withholding tax obligation
                                                                       on vesting of restricted share awards pursuant to plan
Napier, James V.        3/15/2006      Acquisition        598.86       Acquired pursuant to deferred compensation plans
                       12/15/2005      Acquisition        609.54       Acquired pursuant to deferred compensation plans
                       12/13/2005      Disposition      3,000.00       Sale upon exercise of options
                        9/15/2005      Acquisition        471.21       Acquired pursuant to deferred compensation plans
                        6/15/2005      Acquisition        977.60       Acquired pursuant to deferred compensation plans
                        3/15/2005      Acquisition        489.29       Acquired pursuant to deferred compensation plans
                       12/15/2004      Acquisition        394.89       Acquired pursuant to deferred compensation plans
                        9/15/2004      Acquisition        372.64       Acquired pursuant to deferred compensation plans
                        6/15/2004      Acquisition        746.90       Acquired pursuant to deferred compensation plans
                        3/15/2004      Acquisition        644.62       Acquired pursuant to deferred compensation plans
Perry, Barry           12/06/2005      Disposition      7,500.00       Sale upon exercise of options*
                       12/05/2005      Disposition     10,000.00       Sale upon exercise of options*
                       12/02/2005      Disposition     10,000.00       Sale upon exercise of options*
                       12/01/2005      Disposition     10,000.00       Sale upon exercise of options*
                       11/01/2005      Disposition     40,000.00       Sale upon exercise of options*
Slack, Henry            3/15/2006      Acquisition         12.09       Acquired pursuant to deferred compensation plans
                       12/15/2005      Acquisition         16.42       Acquired pursuant to deferred compensation plans
                        9/15/2005      Acquisition         16.98       Acquired pursuant to deferred compensation plans
                        6/15/2005      Acquisition        696.05       Acquired pursuant to deferred compensation plans
                        3/15/2005      Acquisition         13.19       Acquired pursuant to deferred compensation plans
                       12/15/2004      Acquisition         12.02       Acquired pursuant to deferred compensation plans
                        9/15/2004      Acquisition         12.80       Acquired pursuant to deferred compensation plans
                        6/15/2004      Acquisition        546.35       Acquired pursuant to deferred compensation plans
                        3/15/2004      Acquisition         10.42       Acquired pursuant to deferred compensation plans
Sperduto, Michael A.   11/17/2005      Disposition     20,550.00       Sale upon exercise of options
Watson, Douglas         3/15/2006      Acquisition         75.66       Acquired pursuant to deferred compensation plans
                       12/15/2005      Acquisition        113.33       Acquired pursuant to deferred compensation plans
                       11/29/2005      Acquisition      3,000.00       Shares acquired upon exercise of options
                       11/29/2005      Disposition      4,012.00       Sale
                        9/15/2005      Acquisition        117.20       Acquired pursuant to deferred compensation plans
                        6/15/2005      Acquisition        791.93       Acquired pursuant to deferred compensation plans
                        3/15/2005      Acquisition        107.05       Acquired pursuant to deferred compensation plans
                       12/15/2004      Acquisition        112.20       Acquired pursuant to deferred compensation plans
                        9/15/2004      Acquisition        119.54       Acquired pursuant to deferred compensation plans
                        6/15/2004      Acquisition        645.98       Acquired pursuant to deferred compensation plans
                        3/15/2004      Acquisition        114.36       Acquired pursuant to deferred compensation plans
Wolynic, Edward T.     01/03/2006      Disposition     18,475          Sale upon exercise of options*
                       11/29/2005      Disposition      4,275          Sale upon exercise of options

* Pursuant to a Rule 10b5-1 Sales Plan.

NOTICE OF
ANNUAL MEETING
OF
SHAREHOLDERS
AND PROXY
STATEMENT

June 2, 2006

ENGELHARD CORPORATION
101 WOOD AVENUE, ISELIN, NEW JERSEY 08830
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS-JUNE 2, 2006

P
R
O
X
Y

The undersigned hereby constitutes and appoints Barry W. Perry and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at the North Maple Inn at Basking Ridge, 300 North Maple Avenue, Basking Ridge, NJ 07920 on Friday, June 2, 2006 at 10:00 a.m. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the recommendation of the Board of Directors. See reverse side for the recommendation of the Board of Directors. This proxy, if properly executed and delivered, will revoke all prior proxies related to the shares.

ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

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Dear Shareholder(s)

Enclosed you will find material relating to the Company’s 2006 Annual Meeting of Shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete the reverse side of the attached proxy card and return promptly in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is important to us.

ENGELHARD CORPORATION

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Please mark
your vote as [X]
indicated in
this example

1. Election of Directors; 01 Marion H. Antonini 02 Alain Lebec 03 Howard L. Minigh 04 Henry R. Slack 05 Michael A. Sperduto	FOR [ ]	WITHHELD [ ]
(To withhold vote for any individual nominee write that name below.)

2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.	FOR AGAINST ABSTAIN [ ] [ ] [ ]

3. In their discretion, upon other matters as they may properly come before the meeting.

SIGNATURE(S)________________________ TITLE___________________ DATE______________

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

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You can view the Annual Report and Proxy Statement on the Internet at http://www.proxyvoting.com/ec